Filed under Rule 424(a) of Regulation C promulgated
                             under the Securities Act of 1933, as amended.
                       Form SB-2 Registration Statement, SEC File No. 333-11308.


                    SUBJECT TO COMPLETION.  DATED JANUARY 24, 2000


PROSPECTUS

                         ENTROPIN, INC.   [logo]

                    2,000,000 SHARES OF COMMON STOCK
                                   AND
           2,000,000 REDEEMABLE COMMON STOCK PURCHASE WARRANTS



     We are offering shares of common stock and warrants to purchase shares of common stock in units consisting of one share and one warrant. The common stock and warrants will trade as separate securities immediately after this offering. For a description of the terms of the warrants, see "Prospectus Summary - The Offering - Warrants" on page 3.


     Our common stock is traded on the NASD OTC Bulletin Board under the symbol "ETOP". On January 14, 2000, the closing bid price of the common stock was $8.125 per share. We have applied to list our common stock and warrants under the symbols "ETOP" and "ETOPW" on the Nasdaq SmallCap Market after this offering.



     INVESTING IN THE SHARES AND WARRANTS INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5.


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                                   PER       PER
                                                  SHARE    WARRANT    TOTAL
---------------------------------------------------------------------------
Public offering price: . . . . . . . . . . . . . $         $         $
---------------------------------------------------------------------------
Underwriting discounts and commissions:. . . . . $         $         $
---------------------------------------------------------------------------
Proceeds to Entropin, Inc. . . . . . . . . . . . $         $         $
---------------------------------------------------------------------------

     We have granted a 45-day option to the underwriter to purchase up to 300,000 additional shares and 300,000 additional warrants to cover over-allotments.



                      NEIDIGER, TUCKER, BRUNER, INC.


                                          , 2000

     The following language appears in red on the left side of the cover page.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

3 PHOTOS INSIDE FRONT COVER:



               [PHOTO 1]

     Vial containing Esterom(R) solution





                                  [PHOTO 2]

             Esterom(R) solution being applied to patient's shoulder






                                                     [PHOTO 3]

                                      Mobility measurement of patient's shoulder

     Please read this prospectus carefully. It describes our business, our product and our finances. We have prepared this prospectus so that you will have the information necessary to make an investment decision.

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy shares and warrants only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities.


                            TABLE OF CONTENTS


Prospectus Summary . . . . . . . . . . . . . . . . . . . . . . . . . . .1
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .5
Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . . .8
Dividend Policy. . . . . . . . . . . . . . . . . . . . . . . . . . . . .9
Price Range of our Common Stock. . . . . . . . . . . . . . . . . . . . .9
Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
Selected Financial Data. . . . . . . . . . . . . . . . . . . . . . . . 11
Management's Discussion and Analysis of
   Financial Condition and Results of  Operations. . . . . . . . . . . 12

Our Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15

Management . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
Summary Compensation Table . . . . . . . . . . . . . . . . . . . . . . 24
Principal Stockholders . . . . . . . . . . . . . . . . . . . . . . . . 26
Related Party and Other Material Transactions. . . . . . . . . . . . . 27
Description of Securities. . . . . . . . . . . . . . . . . . . . . . . 28
Shares Eligible for Future Sale. . . . . . . . . . . . . . . . . . . . 31
Underwriting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
Additional Information . . . . . . . . . . . . . . . . . . . . . . . . 35
Index to Financial Statements. . . . . . . . . . . . . . . . . . . . .F-1


     We are a reporting company under the Securities Exchange Act of 1934. We have filed periodic reports, including Annual Reports containing financial statements of the Company audited by independent public accountants, and quarterly reports, which contain unaudited financial statements, with the Securities and Exchange Commission. Copies of such reports can be obtained at prescribed rates by written request addressed to the Commission, Public Reference Section, 450 Fifth Street, NW, Washington,
D. C. 20549. In addition, we have filed with the Securities and Exchange Commission, a registration statement on Form SB-2 under the Securities Act with respect to the shares and warrants offered.

                           PROSPECTUS SUMMARY

     This summary highlights selected information that we present more fully in other sections of this prospectus. To understand this offering, you should read the entire prospectus carefully, including the risk factors and financial statements.

                                ENTROPIN

     Entropin is a development stage pharmaceutical company that has developed Esterom(R) solution, a topical formulation for the treatment of conditions involving impaired range of motion. Impaired range of motion often accompanies injuries and disorders of the shoulder and lower back, as well as other conditions of the joints. Esterom(R) solution is derived from a process involving the chemical breakdown of cocaine into new and
different molecules, three of which have been patented by us.   We have
completed four preclinical animal studies and Phase I and Phase II human clinical trials for Esterom(R) solution. These trials indicated that Esterom(R) solution was well tolerated at the dose used. Moreover, the range of motion with patients suffering from shoulder and back conditions was improved significantly when compared with patients receiving a placebo. The trials also indicated that Esterom(R) solution did not appear to have
any potential for addiction or abuse.   We began Phase III trials for
treatment of impaired range of motion due to shoulder injuries and functionality in November 1999. We expect to complete our Phase III trials and submit a new drug application to the FDA in early 2001.


OUR MARKET OPPORTUNITY

     If we obtain FDA approval, we believe that there will be a substantial market for Esterom(R) solution based on the following:

* 40 million Americans suffer from lower back conditions, according to a 1999 report by the American Academy of Orthopedic Surgeons.

* Over 7 million Americans suffer from shoulder injuries or disorders, according to a 1996 report by the Center for Disease Control, National Center for Health Statistics.

* Nearly 17.5 million Americans seek prescriptive drug therapy annually for the treatment of painful shoulder, acute back strain or related conditions, according to the National Ambulatory Medical Care Survey 1998 report by the National Center for Health Statistics.

* In its most recent report on lower back pain issued in 1994, the U.S. Agency for Health Care Policy and Research indicated that back pain was the second most common reason, after the common cold, for seeing a doctor and costs associated with back pain, including lost productivity, exceeded $50 billion a year.

* Treatments for impaired range of motion for lower back and shoulder conditions include steroidal drugs, non-steroidal anti-inflammatory drugs such as ibuprofen and muscle relaxants, all of which reduce pain but do not necessarily improve impaired range of motion.

OUR STRATEGY

     Our initial goal is to complete the commercialization of Esterom(R) solution. If we succeed, we will seek to develop products for related muscle and joint disorders. In order to achieve our goals, we plan to:

* Seek FDA approval to market Esterom(R) solution for the treatment of impaired range of motion associated with shoulder function;

* Seek FDA approval to market Esterom(R) solution for the treatment of impaired range of motion associated with lower back sprain;

* Identify and develop other related medical applications for Esterom(R) solution, such as the treatment of arthritis and other joint disorders;

*    Identify and develop international markets; and

* Minimize our fixed costs by outsourcing clinical studies, regulatory activities, manufacturing and sales and marketing.


     Our corporate offices are located at 45926 Oasis Street, Indio, California 92201, telephone number (760) 775-8333. Esterom(R) solution is a trademark registered with the United States Patent and Trademark Office. Our Web site is located at www.entropin.com. Information contained in our Web site should not be considered a part of this prospectus.

THE OFFERING

     Unless otherwise indicated, all information in this prospectus assumes no exercise of the over-allotment option granted to the underwriters to purchase additional shares and warrants.

Securities offered . . . . . . . .   2,000,000 shares of common stock and
                                     2,000,000 warrants to purchase 2,000,000 shares of common stock. The securities are offered in units consisting of one share and one warrant. The common stock and warrants will trade separately immediately after the offering.


Warrants . . . . . . . . . . . . .   The warrants will be exercisable at $____
                                     per share at any time until five years
                                     from the date of this prospectus. We may not redeem the warrants for at least one year after the date of this prospectus.
                                     After that date, if the closing bid price of our common stock on each of the 10 consecutive trading days preceding our notice of redemption is greater than or equal to $______ (200% of the closing bid price of our common stock on the effective date of the offering), we may redeem some or all of the outstanding warrants upon 30 days' prior written notice to the holders.
                                     The redemption price will be $0.25 per
                                     warrant. If we give notice of redemption, holders of the warrants will have 30 days during which they may elect to exercise the warrants, sell the warrants or allow the warrants to be redeemed for the redemption price.



Common stock outstanding . . . . .   7,377,163 shares of common stock were
                                     outstanding on January 18, 2000. After
                                     the offering, there will be 9,377,163
                                     shares outstanding.  Shares outstanding
                                     exclude up to 3,851,682 shares of common stock issuable on exercise of outstanding options, warrants and convertible securities.


Risk Factors . . . . . . . . . . .   An investment in the shares and warrants
                                     involves a high degree of risk.  You
                                     should not consider purchase of the shares and warrants unless you can afford to lose your entire investment.

Use of proceeds. . . . . . . . . .   To fund costs associated with Phase III
                                     clinical trials; the FDA approval process for Esterom(R) solution; research and development of additional applications of
                                     Esterom(R) solution; general and
                                     administrative expenses; and working
                                     capital.

SUMMARY FINANCIAL DATA

     The following selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and notes thereto. The selected financial data as of December 31, 1997 and 1998, and for the years then ended are derived from audited financial statements included in this prospectus. The selected financial data as of September 30, 1999, the nine months ended September 30, 1999 and 1998 and cumulative amounts from inception, August 27, 1984, through September 30, 1999, are derived from unaudited financial statements, but, in our opinion, include all adjustments necessary for a fair presentation of the financial data.

                                                                                              Unaudited
                                                                                             cumulative
                                                                                            amounts from
                                                                      Unaudited               inception
STATEMENTS OF OPERATIONS                                          nine months ended            through
DATA:                        Years ended December 31,               September 30,           September 30,
                             ------------------------               -------------           -------------
                              1997            1998              1998             1999            1999
                              ----            ----              ----             ----            ----
Revenue                   $     -0-       $     -0-         $     -0-        $     -0-       $      -0-

Research and development      877,209         906,719           647,873        1,086,795        5,940,368

Other costs and expenses      474,239       1,857,908           839,275        2,481,504        5,206,733
                          -----------     -----------       -----------      -----------     ------------

Net loss                   (1,351,448)     (2,764,627)       (1,487,148)      (3,568,299)     (11,147,101)

Accrued dividends
applicable to Series B
preferred stock                 -0-           (56,260)          (25,573)         (90,189)        (146,449)
                          -----------     -----------       -----------      -----------     ------------
Net loss applicable to
common shareholders       $(1,351,448)    $(2,820,887)      $(1,512,721)     $(3,658,488)    $(11,293,550)
                          ===========     ===========       ===========      ===========     ============

Basic and diluted net
loss per common share     $      (.26)    $      (.47)      $      (.25)     $      (.55)    $      (2.12)
                          ===========     ===========       ===========      ===========     ============

Weighted average number of
shares outstanding          5,220,000       5,968,000         5,957,000        6,617,000        5,338,000
                          ===========     ===========       ===========      ===========     ============

BALANCE SHEET DATA:
The unaudited proforma balance sheet data reflects the issuance of securities in this offering.

                                                  Unaudited Pro
                                  Unaudited          forma
                                 September 30,    September 30,
                                     1999             1999
                                 -------------    -------------

Cash and cash equivalents           $2,938,057

Working capital                      2,694,658

Total assets                         3,404,878


Total liabilities                      446,511

Redeemable preferred stock           4,293,737


Stockholders' equity (deficit)      (1,335,370)

                              RISK FACTORS

     The offering involves a high degree of risk. You should carefully consider the risks and uncertainties of this offering described below and other information in this prospectus before investing in our common stock. If any of these risks occur, our business, results of operation and financial condition could be adversely affected. This could cause the trading price of our common stock to decline, and you might lose part or all of your investment.

     Many of the statements in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties, and other factors that may cause our results, levels of activity, performance or achievements to be materially different from those implied by these forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue" or the negative of these terms or other comparable terminology.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus.

WE WILL NOT BE ABLE TO MARKET ESTEROM(R) SOLUTION UNLESS WE OBTAIN REQUIRED REGULATORY APPROVAL.

     The FDA approval process generally takes years and consumes substantial capital resources with no assurance of ultimate success. We cannot apply for FDA approval to market Esterom(R) solution until the product successfully completes the required Phase III clinical trials. Several factors may prevent our successful completion of the Phase III clinical trials including:

     *    insufficient capital resources;
     * inability to obtain the required number of patients to complete the trials; and,
     * insufficient proof that Esterom(R) solution is safe and effective.

     The regulatory approval processes differ among foreign jurisdictions and approval in one jurisdiction does not ensure other approvals. As a result, we may be required to undertake additional trials and incur additional expense in order to obtain foreign approvals. Even if we complete the trials, we may be unable to obtain FDA approval of Esterom(R) solution. Failure to obtain FDA or foreign jurisdictional approval would negatively impact our business.

IF WE LOSE OUR ESTEROM(R) SOLUTION MANUFACTURER, WE WILL BE UNABLE TO BRING ESTEROM(R) SOLUTION TO MARKET.

     We are dependent upon Mallinckrodt, Inc., our sole supplier, to provide us with cocaine as a raw material from which the active ingredients in Esterom(R) solution are derived. If Mallinckrodt is unable or unwilling to supply us, we may be unable to bring Esterom(R) solution to market.

WE HAVE A LIMITED OPERATING HISTORY, A HISTORY OF LOSSES AND EXPECT FUTURE
LOSSES.

     We have no operating history upon which an investor can base an evaluation of our company and our prospects. We have had losses from operations since our inception in 1984 to September 30, 1999, totaling $11,147,101, and we expect to incur future losses from operations. We expect our operating expenses to significantly increase over the next several years due to clinical testing and other expenses related to seeking FDA approval. Our ability to achieve profitable operations is dependent on obtaining regulatory approval for Esterom(R) solution, entering into agreements for product development and commercialization, and expanding from development into successful marketing, all of which require significant amounts of capital.

OUR SUCCESS DEPENDS UPON ESTEROM(R) SOLUTION'S ACCEPTANCE BY PHYSICIANS AND THE PUBLIC.

     Sales of Esterom(R) solution depend on acceptance of the product by physicians and the public as an alternative to, or in combination with, other therapies for the treatment of impaired range of motion associated with painful shoulder and other conditions.

ESTEROM(R) SOLUTION'S CLASSIFICATION AS A CONTROLLED SUBSTANCE MAY LIMIT SALES AND INCREASE COSTS.

     As a controlled substance, Esterom(R) solution will be subject to expensive and burdensome administrative requirements which will increase our costs. Moreover, these administrative requirements may discourage Esterom(R) solution's use and acceptance by the medical community.

WE WILL BE DEPENDENT UPON THIRD PARTIES TO MARKET ESTEROM(R) SOLUTION.

     We have no experience in the sale or marketing of pharmaceutical products and will be dependent upon third parties to sell and market Esterom(R) solution. If we are unable to enter into satisfactory marketing arrangements, our sales will be adversely affected.

IF WE ARE UNABLE TO DEFEND OUR ESTEROM(R) SOLUTION PATENTS OR IF OTHERS DEVELOP SUBSTANTIALLY EQUIVALENT PRODUCTS, OUR BUSINESS COULD BE IMPACTED.

     Our patents, trademarks and other intellectual property rights are important to our success. Patent litigation can be extremely expensive and time consuming. If we are unable to defend our existing patents or if others develop similar products beyond the protection of our existing patents, our business could be impaired.

WE WILL BE EXPOSED TO PRODUCT LIABILITY CLAIMS.

     We will be exposed to potential product liability claims which are inherent in the testing, manufacturing, marketing and sale of pharmaceutical products, and product liability claims may be asserted against us. Product liability insurance for the pharmaceutical industry is expensive. There can be no assurance that adequate insurance coverage will be available to us at acceptable costs, or that a product liability claim would not adversely affect our business or financial condition.

A LARGE NUMBER OF OUR SHARES ARE ELIGIBLE FOR FUTURE SALE WHICH COULD LOWER OUR MARKET PRICE.

     Sales of common stock after the offering, or even the potential for those sales, are likely to lower the market price of our common stock. In addition, these sales may negatively affect our ability to raise needed capital through the sale of our common stock. The table below indicates the number of shares outstanding, the number of shares issuable upon exercise of options, warrants and convertible securities and which of such shares are free trading and restricted.

     NUMBER OF
     SHARES         DESCRIPTION

     7,377,163      Common stock currently outstanding

     6,028,082      Free trading common stock outstanding

     3,621,182      Common Stock issuable upon exercise of currently
                    outstanding options and warrants

     2,000,000      Common stock issuable upon exercise of warrants
                    outstanding upon completion of offering

       230,500 Common stock issuable upon conversion of Series B convertible preferred stock

     1,349,081      Common stock available for sale under Rule 144 of the
                    Securities Act

     Other than 65,000 shares, all remaining 4,179,564 shares owned by our directors, officers, and 5% or greater stockholders, and substantially all of the shares underlying the outstanding options and warrants are subject to lock-up agreements which expire one year after the date of this prospectus unless released sooner upon the written consent of the representative. When the lock-up period expires, the 4,179,564 shares subject to lock-up will be eligible for sale which will have a depressive effect on the market price of our common stock. A stockholder who owns 832,000 shares subject to lock-up notified us that she believes she is not bound by the lock-up agreement. We believe that her signed agreement is binding. Should it become necessary, we will seek to enforce the agreement. If her shares were to become eligible for sale during the lock-up period, this could have a depressive effect on the market price of our common stock.

OUR STOCK HAS BEEN THINLY TRADED AND IS SUBJECT TO PRICE VOLATILITY.

     Before this offering, our stock traded on the NASD OTC Bulletin Board.
Historically:

     * our company has not been covered by regular reports from financial analysts of established standing;

     * the limited amount and distribution of our stock has exacerbated the effect of relatively small imbalances in supply and demand; and

     * the number of stock brokerage firms trading our common stock has been limited.

     Due to these factors, the trading price of our common stock could be subject to wide fluctuations in response to quarterly variations in operating results, changes in financial estimates by securities analysts, announcements of technological innovations or new products by us or our competitors or other factors. In addition, the stock market has experienced extreme price and volume fluctuations that have particularly affected the market prices for many biotechnology and small capitalization companies.

OUR WARRANTS CAN BE REDEEMED ON SHORT NOTICE.

     At any time after one year following the date of this prospectus, we can redeem the warrants for $0.25 per warrant on 30 days' written notice, provided that the closing price of our common stock has been at least $___ for the ten consecutive trading days immediately preceding the notice of redemption. If we give notice of redemption, a holder would be forced to sell or exercise the warrants or accept the redemption price.

A CURRENT PROSPECTUS AND STATE BLUE SKY REGISTRATION IS REQUIRED BEFORE PURCHASERS MAY EXERCISE THE WARRANTS.

     Purchasers of our warrants will be able to exercise the warrants only if a current prospectus relating to the common stock underlying the warrants is then in effect, and only if our common stock is qualified for sale or exempt from qualification under applicable state securities laws of the states in which the holders of the warrants reside. Although we have undertaken to maintain the effectiveness of a current prospectus covering the common stock underlying the warrants, there can be no assurance that we will be able to do so. The value of the warrants may be impaired if a current prospectus covering the common stock issuable upon exercise of the warrants is not kept effective, or if the common stock is not qualified or exempt from qualification in the states in which the holders of warrants reside.

                             USE OF PROCEEDS

     After payment of underwriting commissions and other expenses of the offering, the net proceeds of the offering are estimated to be $______ million, or $____ million if the over allotment option is exercised. We expect to use the net proceeds approximately as follows:

*    $______ for Phase III clinical trials;

*    $______ for our Esterom(R) solution new drug application;

* $______ for research and development of additional applications of Esterom(R) solution; and

* $______ for general office and administrative expenses and working capital.

     There may be changes in our proposed use of proceeds due to changes in our business. Proceeds not immediately needed will be invested in treasury bills, insured bank deposits or similar investments.

                             DIVIDEND POLICY

     We have never declared or paid dividends on our common stock and do not intend to pay dividends on our common stock in the foreseeable future. Instead, we will retain any earnings to finance the expansion of our business and for general corporate purposes. We are obligated to pay dividends on our Series A and Series B preferred stock, although we may elect to pay the dividends on the Series B preferred stock in shares of our common stock. We have paid no dividends on our Series A preferred stock. As of September 30, 1999 we have issued 24,550 shares of common stock as dividends on our Series B preferred stock.

                     PRICE RANGE OF OUR COMMON STOCK

     Since February 25, 1998, our common stock has been traded on the NASD
OTC Bulletin Board under the trading symbol "ETOP".    The following table
sets forth the high and low bid prices for the common stock for the quarters indicated. Prices reflect bids posted by market makers and may not necessarily reflect actual transactions.


Year ended December 31, 1998                High Bid            Low Bid
----------------------------                --------            -------

  First Quarter                              $3.375              $3.00

  Second Quarter                             $7.875              $3.25

  Third Quarter                              $7.50               $3.50

  Fourth Quarter                             $4.75               $3.375

Year ended December 31, 1999
----------------------------

  First Quarter                              $6.125              $3.00

  Second Quarter                             $7.6875             $5.875

  Third Quarter                              $6.3125             $5.1875

  Fourth Quarter                             $6.875              $4.00


Year ended December 31, 2000
----------------------------

  First Quarter (through January 14, 2000)   $9.25               $6.75

     On January 14, 2000, the closing bid price of the common stock on the NASD OTC Bulletin Board was $8.125 per share. As of January 18, 2000, there were 402 holders of record of our common stock.

                             CAPITALIZATION

     The following table sets forth as of September 30, 1999:

     *    our actual capitalization; and

     * our proforma capitalization reflecting the sale of 2,000,000 shares and 2,000,000 warrants in the offering at the public offering price of $___ per share and $____ per warrant, and the use of the net proceeds of the offering.


                                                           September 30, 1999
                                                        Actual          Pro forma
                                                        -------------------------
Redeemable preferred stock:

Series A: 3,210,487 shares issued and outstanding        $ 3,210,487
Series B: 230,500 shares issued and outstanding            1,083,250

Stockholders' equity

Preferred stock, $.001 par value-- 10,000,000 shares
authorized, Series A and Series B outstanding                  ---
(reported above)

Common stock, $.001 par value-- 50,000,000 shares
authorized: 7,372,547 shares issued and outstanding
(actual), and 9,372,547 shares issued and outstanding          7,373
(proforma)

Additional paid-in capital                                12,340,522

Deficit accumulated during the development stage         (11,269,851)

Unearned stock compensation                               (2,413,414)
                                                         -----------

Total stockholders' equity (deficit)                      (1,335,370)
                                                         -----------

Total capitalization                                     $ 2,958,367
                                                         ===========

                         SELECTED FINANCIAL DATA

     The following selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and notes thereto. The selected financial data as of December 31, 1997 and 1998, and for the years then ended are derived from audited financial statements included in this prospectus. The selected financial data as of September 30, 1999, the nine months ended September 30, 1999 and 1998 and cumulative amounts from inception, August 27, 1984, through September 30, 1999, are derived from unaudited financial statements, but, in our opinion, include all adjustments necessary for a fair presentation of the financial data.

                                                                                              Unaudited
                                                                                             cumulative
                                                                                            amounts from
                                                                      Unaudited               inception
STATEMENTS OF OPERATIONS                                          nine months ended            through
 DATA:                       Years ended December 31,               September 30,           September 30,
                             ------------------------               -------------           -------------
                              1997            1998              1998             1999            1999
                              ----            ----              ----             ----            ----
Revenue                   $     -0-       $     -0-         $     -0-        $     -0-       $      -0-

Research and development      877,209         906,719           647,873        1,086,795        5,940,368

Other costs and expenses      474,239       1,857,908           839,275        2,481,504        5,206,733
                          -----------     -----------       -----------      -----------     ------------

Net loss                   (1,351,448)     (2,764,627)       (1,487,148)      (3,568,299)     (11,147,101)

Accrued dividends
applicable to Series B
preferred stock                 -0-           (56,260)          (25,573)         (90,189)        (146,449)
                          -----------     -----------       -----------      -----------     ------------
Net loss applicable to
common shareholders       $(1,351,448)    $(2,820,887)      $(1,512,721)     $(3,658,488)    $(11,293,550)
                          ===========     ===========       ===========      ===========     ============

Basic and diluted net
loss per common share     $      (.26)    $      (.47)      $      (.25)     $      (.55)    $      (2.12)
                          ===========     ===========       ===========      ===========     ============

Weighted average number of
shares outstanding          5,220,000       5,968,000         5,957,000        6,617,000        5,338,000
                          ===========     ===========       ===========      ===========     ============

BALANCE SHEET DATA:
The unaudited proforma balance sheet data reflects the issuance of securities in this offering.

                                                  Unaudited Pro
                                  Unaudited          forma
                                 September 30,    September 30,
                                     1999             1999
                                 -------------    -------------

Cash and cash equivalents           $2,938,057

Working capital                      2,694,658

Total assets                         3,404,878


Total liabilities                      446,511

Redeemable preferred stock           4,293,737


Stockholders' equity (deficit)      (1,335,370)

                  MANAGEMENT'S DISCUSSION AND ANALYSIS
            OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     We were incorporated in California in 1984 as Entropin, Inc. ("old Entropin"), and in 1998, completed an agreement and plan of merger with Vanden Capital Group, Inc. to exchange all of the issued and outstanding common shares of old Entropin for 5,220,000 shares of Vanden's common stock. We were merged into Vanden, and Vanden changed its name to Entropin, Inc. For accounting purposes, the acquisition was treated as a recapitalization of old Entropin based upon historical cost, with old Entropin as the acquirer.

     From our inception in August 1984, we have devoted our resources primarily to fund our research and development efforts. We have been unprofitable since inception and have had no revenue from the sale of products or other resources, and do not expect revenue for the next two years, or until Esterom(R) solution has received FDA approval. We expect to continue to incur losses for the foreseeable future through the completion of our Phase III clinical trials and the FDA approval process. As of September 30, 1999, our accumulated deficit was approximately $11 million.

PLAN OF OPERATION

     We intend to use a substantial portion of the net proceeds of this offering to fund our Phase III clinical trials through our new drug application process and to provide working capital. In the future, we plan to seek FDA approval to market Esterom(R) solution for the treatment of impaired range of motion associated with lower back pain, and identify and develop other medical applications for Esterom(R) solution such as applications for arthritis and other joint disorders. We intend to minimize our fixed costs by outsourcing clinical studies, regulatory activities, manufacturing and sales and marketing. We engaged the services of a full-time chief executive officer and president on November 29, 1999 which will increase our general and administrative expenses.

RESULTS OF OPERATIONS

     NINE MONTHS ENDED SEPTEMBER 30, 1999 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1998. Our administrative expenses were $2,479,425 during the nine months ended September 30, 1999, compared to $832,563 during the nine months ended September 30, 1998. Our research and development expenses were $1,086,795 during the nine months ended September 30, 1999, compared to $647,873 during the nine months ended September 30, 1998. The increases from 1998 to 1999 in each category were due primarily to stock compensation expense recorded in conjunction with the issuance of stock options pursuant to various consulting and management agreements.

     YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997. Our research and development expenses were comparable for 1998 and 1997.
Our general and administrative expenses were $1,844,575 in 1998, as compared to $328,853 in 1997. The increase in general and administrative expenses relates primarily to our recapitalization, the fees associated with our agreement with Western Center for Clinical Studies (Western) in preparation for the start of Phase III clinical trials and fees paid to advisors for fund raising activities. Moreover, the 1998 increase resulted from an increase in salaries, legal and accounting expenses and compensation expense associated with stock options. Our interest expenses were $1,451 in 1998, as compared to $127,386 in 1997. The decrease in interest expense was primarily a result of converting $1,541,356 in long-term debt into 1,710,487 shares of Series A preferred stock in January 1998.

LIQUIDITY AND CAPITAL RESOURCES

     We have financed our operations since inception primarily through the net proceeds generated from the sale of our common and preferred stock, and through loans and advances from stockholders that were subsequently converted into equity securities. From inception through September 30, 1999, we have received net cash from financing activities aggregating approximately $6.6 million from these transactions. As of September 30, 1999, our working capital was $2,694,658.

     Our liquidity and capital needs relate primarily to working capital, research and development of Esterom(R) solution, and other general corporate requirements. We have not received any cash from operations since inception. Based on our current plans, we believe the proceeds from this offering will provide us with sufficient capital resources to fund our operations for at least the next 20 months. Expectations about our long-term liquidity may prove inaccurate if approval for Esterom(R) solution is delayed or not obtained. We will not generate revenue from sales of Esterom(R) solution unless Esterom(R) solution is approved by the FDA for marketing.

     Net cash used in operating activities was approximately $2,000 in 1997 and $1,480,000 in 1998. The cash used in operations was primarily related to funding expansion of research and development activities as well as establishing an administrative infrastructure. The net cash used in operating activities was approximately $1,068,000 for the nine months ended September 30, 1999 compared to approximately $1,318,000 in the same period for 1998. For the nine months ended September 30, 1999, cash used in operating activities principally represents the net loss for the period of $3,568,299 adjusted for non cash stock option compensation and an increase in accounts payable.

     As of September 30, 1999, our principal source of liquidity was approximately $2.9 million in cash and cash equivalents.

     In April 1998, we entered into an agreement with Western to assist us in obtaining FDA approval for Esterom(R) solution. We are required to pay management fees of approximately $880,400 through January 5, 2001 and $76,400 per quarter beginning January 2001 and continuing until a new drug application is filed with the FDA. We also issued to Western stock options to purchase 450,000 shares of our common stock at $1.50 per share.

     In August 1999, we entered into an agreement with Therapeutic Management, Inc. to provide us clinical trial management services and monitor the first of two Phase III clinical trials. We will pay
Therapeutic Management in periodic installments over a 12 month period, estimated costs aggregating $219,000 plus expenses based on completion of certain project goals.

     In November 1999, we entered into an agreement with Western to assume our obligations under our agreement with Therapeutic Management, Inc. to perform tasks required to comply with FDA regulations applicable to the conduct, coordination and management of the first Phase III trial. Among other things, WCCS is to select investigators, train clinical site personnel, maintain the master file of all pre-study and study documents, and prepare the Study Report to be submitted to the FDA. We will pay Western approximately $350,000 based on completion of certain project goals.

     Our operating expenses will increase as we proceed with the Phase III clinical trials and the FDA approval process. Our general and administrative expenses will increase significantly with the recent addition of a full time chief executive officer and president. The 20 month period for which we estimate that there will be available sources of cash sufficient to meet our funding needs is a forward looking statement that involves risks and uncertainties. There can be no assurance that we will be able to meet our capital requirements for this period as a result of certain factors set forth under "Risk Factors" and elsewhere in this prospectus. In the event our capital requirements are greater than estimated, we may need to raise additional capital to fund our research and development activities. Our future liquidity and capital fund requirements will depend on numerous factors, including the timing of regulatory actions for Esterom(R) solution, the cost and timing of sales, marketing and manufacturing activities, the extent to which Esterom(R) solution gains market acceptance, and the impact of competitors' products. There can be no assurance that such additional capital will be available on terms acceptable to us, if at all. Furthermore, any additional equity financing may be dilutive to stockholders, and debt financing, if available, may include restrictive covenants. If adequate funds are not available, we may be forced to significantly curtail our operations or to obtain funds through entering into collaborative agreements or other arrangements that may be on unfavorable terms. Our failure to raise capital on favorable terms could have a material adverse effect on our business, financial condition or results of operations.

YEAR 2000 ISSUE


     We use a number of computer software programs and operating systems in our internal operations, including applications used in financial business systems and various administrative functions. To the extent that these software applications, and the software applications of our vendors, suppliers, financial institutions and service providers contain source code that is unable to appropriately interpret the calendar year 2000, some level of modification or even possibly replacement of such source code or applications may be necessary.


     To date we have not incurred any material expenditures in connection with evaluating Year 2000 issues. All of our expenses have related to the opportunity cost of time spent by several of our employees identifying and evaluating the Year 2000 compliance matters. The agreements with Western and Therapeutic Management represent that their software systems are Year 2000 compliant. We have contacted all of our other major vendors, suppliers, financial institutions and service providers to ensure they are Year 2000 compliant. Key third party vendors have advised in writing that their software or systems are Year 2000 compliant. In the event we do not receive satisfactory commitments from key suppliers, we will make plans with alternate sources, if available.


     We believe our worst case scenario relating to Year 2000 risks involves business interruptions. We intend to actively work with our suppliers to minimize the risks of business disruptions resulting from Year 2000 issues. To date we have not experienced any Year 2000 problems with the computer software programs and operating systems used in our internal operations.

                              OUR BUSINESS

     Entropin is a development stage pharmaceutical company that has developed Esterom(R) solution, a topical formulation for the treatment of conditions involving impaired range of motion. Impaired range of motion often accompanies injuries and disorders of the shoulder and lower back, as well as other conditions affecting body joints. Esterom(R) solution is derived from a process involving the chemical breakdown of cocaine into new and different molecules, three of which have been patented by us. We have completed four preclinical animal studies and Phase I and Phase II human clinical trials for Esterom(R) solution. These trials indicated that Esterom(R) solution was well tolerated and did not appear to have any potential for addiction or abuse. Moreover, the range of motion with patients in the Phase II trial suffering from shoulder and lower back conditions was improved significantly when compared with patients receiving a placebo. We began Phase III trials for treatment of impaired range of motion due to shoulder injuries and functionality in November 1999. We expect to complete our Phase III trials and submit a new drug application to the FDA in early 2001.

     Esterom(R) solution is derived through a manufacturing process involving hydrolysis and solvolysis of cocaine in a propylene glycol and water solution. Hydrolysis and solvolysis are chemical processes in which a substance reacting with a solvent such as propylene glycol and water solution, is changed into one or more other substances. Through this process, we have identified three new molecules, derivatives of benzoylecgonine, ecgonine and ecgonidine, which form the basis of our formulation of Esterom(R) solution and are claimed under two of our eight United States patents. A third United States patent claims a method for preparing Esterom(R) solution.

REGULATORY HISTORY

     In March 1987, we filed an investigative new drug application with the FDA which incorporated the results of our four pre-clinical animal safety studies in which no significant toxicity was noted. Our subsequent human Phase I clinical safety trial for Esterom(R) solution was completed in 1991, and involved 24 healthy male subjects. The results of this trial indicated that Esterom(R) solution was well tolerated and showed no significant toxicity. Based on these results, the FDA allowed us to initiate Phase II clinical efficacy and safety trials in 1992.

     Our Phase II clinical trial, completed in 1994, was designed to determine the safety and efficacy of Esterom(R) solution in patients who had impaired range of motion due to acute lower back strain, acute painful shoulder or the removal of a cast. The Phase II clinical trial involved 97 patients, each of whom received two topical applications of Esterom(R) solution or placebo, with the second treatment applied 24 hours after the first. The results of the trial showed that Esterom(R) solution provided statistically significant improved range of motion in both back and shoulder conditions which was sustained for at least seven days. There was no clinically observed local anesthetic or analgesic effect. The range of motion for each condition was measured by the number of degrees to which the subject could move the affected part in one direction or another. The results for patients who had impaired range of motion resulting from cast removal were inconclusive and we did not pursue this indication further.

     In 1996, we submitted our Phase III Protocol to the FDA, and a revised Phase III Protocol in 1999. Our Phase III studies will include two trials in multiple clinical study centers in differing geographic areas of the U.S. The trials will be double-blind and placebo-controlled in which neither patient nor doctor will know whether the patient receives Esterom(R) solution or placebo.

     We began the first Phase III trial in November 1999 and we expect to begin the second trial in several months. In each of the two studies 300 patients will be enrolled for a total of 600 patients. Of the 300 patients in each study, 100 will receive single strength Esterom(R) solution, 100 double strength, and 100 placebo. The second trial has a longer patient follow-up period than the first trial.

     Our Phase III trials will test Esterom(R) solution for improved range of motion and functionality associated solely with shoulder injuries. Functionality involves a patient's ability to perform everyday functions, such as hair combing or removing a pullover sweater. Subsequently, we intend to seek FDA approval for treatment by Esterom(R) solution of lower back sprain.

OUTSOURCING

     In January 1997, we entered into an agreement with Mallinckrodt, Inc., the only company authorized by the Drug Enforcement Agency (DEA) to provide cocaine for medical and research purposes, to supply and manufacture Esterom(R) solution. Due to federal restrictions, Esterom(R) solution cannot be manufactured outside of the United States for sale in the United States. Due to DEA licensing requirements, Mallinckrodt is our sole source for cocaine and for producing Esterom(R) solution. In addition, our agreement with Mallinckrodt provides that it will comply with the Good Manufacturing Practices imposed by the FDA through its facilities inspection program.

     In April 1998, we entered into an agreement with Western, to assist us in administering the clinical trials necessary for obtaining FDA approval of Esterom(R) solution. Daniel L. Azarnoff, M.D., a director of Entropin, is a director of Western.

     In August 1999, we entered into an agreement with Therapeutic Management, Inc., a clinical research organization, to provide comprehensive clinical trial management and monitor our first of two Phase III clinical trials for Esterom(R) solution.

     In November 1999, we entered into an agreement with Western to perform and assume our obligations under our agreement with Therapeutic Management for compliance with FDA regulations.

     We do not intend to establish our own direct sales force to market Esterom(R) solution. Instead, we are actively pursuing strategic relationships with pharmaceutical companies to whom we can outsource the marketing of Esterom(R) solution.

PATENTS

     We hold eight U. S. patents issued between 1984 and 1998 with expiration dates ranging from September 2001 to June 2014. These patents include two material composition patents covering the molecules contained in Esterom(R) solution that expire in 2012 and 2013. Our three initial patents were based on methods of treatment of rheumatoid arthritis using benzoylecgonine and related compounds. Our five subsequent patents include compound, composition and method claims involving derivatives of the compounds represented in the earlier patents. Since the formula for Esterom(R) solution contains the derivatives protected by certain of the subsequent patents, the expiration of the earlier patents in 2001 and 2002 will not permit a
replication of Esterom(R) solution by a competitor.   We believe that some
of the patents to which we have rights may be eligible for extensions of up to five years.

     In December 1993 we filed an International Patent Application under the Patent Cooperation Treaty claiming compounds present in the Esterom(R) formulation from which eight separate patent applications were derived -- Australia, Canada, Europe, Hungary, Japan, New Zealand, Norway and Poland. In addition, we have filed patent applications in China, Israel, Mexico, South Africa and Taiwan. From these foreign applications, nine patents have been issued to date.

GOVERNMENT REGULATION

     The research, development, testing, manufacturing, promotion, marketing and distribution of drug products are extensively regulated by government authorities in the United States and other countries. Drugs are subject to rigorous regulation by the FDA in the United States and similar regulatory bodies in other countries. The steps ordinarily required before a new drug may be marketed in the United States, which are similar to steps required in most other countries, include:

     * Preclinical safety studies in animals and formulation studies and the submission to the FDA of an Investigational New Drug (IND) application for a new drug;

     * Adequate and well-controlled clinical trials to establish the safety and efficacy of the drug for each medical indication;

     *    The submission of a New Drug Application (NDA) to the FDA; and,

     *    FDA review and approval of the NDA.

     Preclinical animal tests include laboratory evaluation of product chemistry, stability, pharmaceutical properties and formulation, as well as studies to prove the product is safe in animals. The results of preclinical testing are submitted to the FDA as part of an NDA. The FDA may halt proposed or ongoing clinical trials until it allows the trials to continue under specified terms.

     Clinical trials to support new drug applications are typically conducted in three sequential phases. During Phase I safety studies, the initial introduction of the drug on healthy human subjects, the drug is tested to assess how the drug is handled in the body and the level of drugs in the body over time, as well as side effects associated with increasing doses.

     Phase II usually involves studies in a limited patient population to:

     - assess the efficacy of the drug in specific, targeted indications;

     - assess dosage tolerance and optimal dosage; and/or

     - identify possible adverse effects and safety risks.

     If a compound is found to be potentially effective and to have an acceptable safety profile in Phase II evaluations, Phase III trials (also called pivotal studies, major studies or advanced clinical trials) are undertaken to further demonstrate clinical efficacy and to further test for safety of the product within an expanded patient population at geographically dispersed clinical study sites.

     After successful completion of the required clinical testing, a NDA is generally submitted. The FDA may request additional information before accepting a NDA for filing, in which case the application must be resubmitted with the additional information. Once the submission has been accepted for filing, the FDA has 180 days to review the application and respond to the applicant. The review process is often significantly extended by FDA requests for additional information or clarification. The FDA may refer the new drug application to an appropriate advisory committee for review, evaluation and recommendation as to whether the application should be approved, but the FDA is not bound by the recommendation of an advisory committee.

     If FDA evaluations of the new drug application and the manufacturing facilities are favorable, the FDA may issue either an approval letter or an approvable letter. An approvable letter will usually contain a number of conditions that must be met in order to secure final approval of the new drug application and authorization of commercial marketing of the drug for certain indications. The FDA may refuse to approve the new drug application or issue a not approvable letter, outlining the deficiencies in the submission and often requiring additional testing or information.

     The manufacturers of approved products and their manufacturing facilities are subject to continual review and periodic inspections. Because we intend to contract with third parties for manufacturing our product, our control of compliance with FDA requirements will be more complicated. In addition, identification of certain side effects or the occurrence of manufacturing problems after any of our drugs are on the market could cause subsequent withdrawal of approval, reformulation of the drug, additional clinical trials, and changes in labeling of the product.

     Outside the United States, our ability to market our products will also be contingent upon receiving marketing authorizations from the appropriate regulatory authorities. The foreign regulatory approval process includes all of the risks associated with the FDA approval set forth above. The requirements governing the conduct of clinical trials and marketing authorization vary widely from country to country. At present, foreign marketing authorizations are applied at a national level, although within Europe procedures are available to companies wishing to market a product in more than one European Union, or EU, member state.

     Under a new regulatory system in the EU, marketing authorizations may be submitted at either a centralized, a decentralized or a national level. The centralized procedure is mandatory for the approval of biotechnology products and high technology products and available at the applicant's option for other products. The centralized procedure provides for the grant of a single marketing authorization that is valid in all EU member states. The decentralized procedure is available for all medicinal products that are not subject to the centralized procedure. The decentralized procedure provides for mutual recognition of national approval decisions, changes existing procedures for national approval decisions and establishes procedures for coordinated EU actions on products, suspensions and withdrawals. Under this procedure, the holder of a national marketing authorization for which mutual recognition is sought may submit an application to one or more EU member states, certify that the dossier is identical to that on which the first approval was based or explain any differences and certify that identical dossiers are being submitted to all member states for which recognition is sought. Within 90 days of receiving the application and assessment report, each EU member state must decide whether to recognize approval. The procedure encourages member states to work with applicants and other regulatory authorities to resolve disputes concerning mutual recognition. Lack of objection of a given country within 90 days automatically results in approval of the EU country.

     We will choose the appropriate route of European regulatory filing to accomplish the most rapid regulatory approvals. However, the regulatory strategy may not secure regulatory approvals or approvals of the chosen product indications. We intend to contract with an experienced third party to assist with our European clinical development and regulatory approvals.

DEA STATUS

     The DEA has designated Esterom(R) solution as a Schedule II controlled substance. The manufacture, storage, shipment and use of a Schedule II controlled substance is subject to costly and burdensome regulations. We have submitted a petition to the DEA to delist Esterom(R) solution as a
Schedule II substance based on the data obtained in Phase I and II clinical studies in human beings which indicated that Esterom(R) solution showed no effects on the cardiovascular system and did not appear to cross the blood-brain barrier. The petition is currently under review by the U.S. Attorney General's office and the FDA. We do not expect a decision unless and until Esterom(R) solution is approved for marketing by the FDA.

PRODUCT LIABILITY INSURANCE

     Sales of Esterom(R) solution entails risk of product liability claims. Medical testing has historically been litigious, and we face financial exposure to product liability claims in the event that use of Esterom(R) solution results in personal injury. We also face the possibility that defects in the manufacture of Esterom(R) solution might necessitate a product recall. There can be no assurance that we will not experience losses due to product liability claims or recalls in the future. We anticipate purchasing product liability insurance in reasonable and customary amounts when we begin to sell Esterom(R) solution. Such insurance can be expensive, difficult to obtain and may not be available in the future at a reasonable cost or in sufficient amounts to protect us against losses due to liability. An inability to maintain insurance at an acceptable cost or to otherwise protect against potential product liability could prevent or inhibit our commercialization of Esterom(R) solution. Moreover, a product liability claim in excess of relevant insurance coverage or product recall could have a material adverse effect on our business, financial condition and results of operations.

ROYALTY COMMITMENTS

     In connection with our acquisition of the rights to the three original patents for Esterom(R) solution, we agreed to pay a royalty of approximately 1% of amounts paid to us from the sale of Esterom(R) solution.

COMPETITION

     To our knowledge, there are no products on the market which treat impaired range of motion associated with injuries and disorders of the shoulder and lower back. For these conditions, physicians often prescribe steroidal drugs, non-steroidal anti-inflammatory drugs, pain relievers, and muscle relaxants. While these products reduce discomfort, they generally do not address impaired range of motion.

     The pharmaceutical industry is characterized by intense competition and is subject to rapid and significant technological change. Rapid technological development may cause Esterom(R) solution and any other products we develop to become obsolete before we can recoup all or any portion of our development expenses. Our competitors include major pharmaceutical companies, biotechnology firms, universities and other research institutions, both in the United States and abroad, which are actively engaged in research and development of products in the therapeutic areas being pursued by us. Most of our competitors have substantially greater financial, technical, manufacturing, marketing and human resource capabilities than us. In addition, many of our competitors have significantly greater experience in testing new or improved therapeutic products and obtaining regulatory approvals of products. Accordingly, our competitors may succeed in obtaining regulatory approval for their products more rapidly than we are able to obtain approval for Esterom(R) solution. If we commence significant commercial sales of our products, we will also be competing with respect to manufacturing efficiencies and marketing capabilities, areas in which we have no experience.

EMPLOYEES

     We have one full time executive officer, Thomas G. Tachovsky, our President and Chief Executive Officer and one full time administrative employee. We have three part-time executive officers, Higgins D. Bailey, Chairman of the Board and Secretary, Donald Hunter, Vice Chairman of the Board and Treasurer and Wellington Ewen, Chief Financial Officer. We are actively seeking a qualified individual to serve as a full-time Chief Financial Officer.

PROPERTIES

     We sublease 800 square feet of office space in Indio, California from one of our principal stockholders, Thomas T. Anderson, for a monthly rent of $800 on a month to month basis. We believe the lease is at or below market price for comparable office space. Following this offering, we intend to lease separate office space for our corporate headquarters in Indio, California.

                               MANAGEMENT

Executive Officers and Directors

     The following table lists the names, ages and positions of our executive officers and directors:

     Name                            Age          Position
     ----                            ---          --------

Thomas G. Tachovsky                   52   President, Chief Executive Officer
                                           and Director

Higgins D. Bailey                     69   Chairman of the Board and Secretary

Donald Hunter                         65   Vice Chairman of the Board and
                                           Treasurer

Daniel L. Azarnoff                    73   Director

James E. Wynn                         57   Director

Wellington A. Ewen                    59   Chief Financial Officer


     All members of the board of directors hold office until the next annual meeting of shareholders and the election and qualification of their successors, or until death, resignation or removal. Officers serve at the discretion of the Board of Directors. We are actively seeking an individual qualified to serve as a full time Chief Financial Officer. We expect to add two independent directors prior to completion of this offering.

     THOMAS G. TACHOVSKY, Ph.D. joined us as a director, President and Chief Executive Officer in November 1999. Since June 1997 he has held a series of interim senior management positions in development stage bio-pharmaceutical companies including Redox Pharmaceuticals Corporation; Novavax, Inc. and Paracelsian, Inc. From June 1995 to November 1997, he was a director and executive vice-president of Protyde Pharmaceuticals, Inc. From June 1991 to February 1998, he was general partner of MATCO & Associates, a bio-pharmaceutical industry consulting firm for corporate partnering, technology assessment and market valuation. He has held business development positions with Cytogen Corporation and Creative Biomolecules and was a research and development manager with Johnson & Johnson. Dr. Tachovsky received a B.S. degree in biology from Gonzaga University; a M.S. degree in management from Lesley College; and a Ph.D degree in microbiology from the University of Rochester School of Medicine.

     HIGGINS D. BAILEY, Ed.D. joined us as an officer and director in July 1992 and is currently our Chairman of the Board and Secretary. From July 1995 to December 1996, Dr. Bailey was President and Chief Executive Officer for the Pharmaceutical Educational and Development Foundation at the Medical University of South Carolina, Charleston, South Carolina, which formulates and manufactures pharmaceutical products. Since 1991, he has served as the business manager for Thomas T. Anderson Law Firm, Indio, California. Thomas T. Anderson is one of our principal stockholders. Dr. Bailey received a B.A. degree in biology from Eastern Washington University, a M.S. degree in program planning and personnel and a Ed.D. degree in administration and management from the University of California, Berkeley, California.

     DONALD HUNTER joined us as a director and Secretary in February 1998. In May 1999, he resigned as Secretary and was appointed as our Chief Executive Officer and Treasurer. He served as Chief Executive Officer until November 1999. Since 1994, Mr. Hunter has served as a consultant to Entergy Corporation as well as other concerns dealing with mergers and acquisitions and other business matters. From 1991 to 1994, he was senior vice president of Entergy Corporation. Mr. Hunter received a B.S. degree in chemical engineering from Purdue University and a M.S. degree in nuclear engineering from Iowa State University.


     DANIEL L. AZARNOFF, M.D. joined us as a director in February 1998 and acted as our President on a part-time basis until April 1998. Since 1988, Dr. Azarnoff has been President of D. L. Azarnoff Associates, a company engaged in consulting for various pharmaceutical and biotechnology companies including Sandoz, Orion Pharma, DeNovo, Inc., Cibus Pharmaceutical
and Cellegy Pharmaceuticals, Inc.   Since August 1998, Dr. Azarnoff has
held a clinical faculty position at Stanford University Medical School. Prior to the time, he held faculty positions at the University of Kansas Medical School, Northwestern University Medical School, the University of Chicago Medical School and St. Louis University School of Medicine. Dr. Azarnoff is a director of Amerimmune, Inc., a publicly held pharmaceutical drug and development company. Since June 1999, he has served as Senior
Vice President, Medical/Regulatory Affairs for Cellegy Pharmaceutical, Inc. Dr. Azarnoff received a B.S. degree in biology and a M.S. degree in zoology from Rutgers University and a M.D. degree from the University of Kansas Medical School.


     JAMES E. WYNN, Ph.D. joined us as a director in February 1998. Since 1977, Dr. Wynn has been a Professor and since September 1995, Assistant Dean for Research at the Medical University of South Carolina. Prior to that time, he held various other positions at the University, including Chairman of the Department of Pharmaceutical Sciences, College of Pharmacy and principal investigator for the Drug Bioequivalence Evaluation Program.
 Dr. Wynn received a B.S. degree in pharmacy and a Ph.D. degree in medicinal chemistry from the Medical College of Virginia, Virginia Commonwealth University, Richmond, Virginia.

     WELLINGTON A. EWEN, C.P.A., M.B.A has been the Company's Chief Financial Officer since April 1998. From 1988 to the present, Mr. Ewen has been the owner and manager of Wellington A. Ewen & Associates, a business consulting firm in Malibu, California. He has acted as a financial and
accounting officer for various businesses during that time.   Prior to
that, Mr. Ewen served as senior manager at the public accounting firms of Coopers & Lybrand, Los Angeles, California and Arthur Andersen & Co., New York, New York. Mr. Ewen is a C.P.A. in the states of New York and California and has earned MBA and BS degrees from Cornell University.

SCIENTIFIC AND MEDICAL ADVISORY BOARD

     Our Board of Directors has established a Scientific and Medical Advisory Board to advise and consult with us as may be requested by the Board from time-to-time. We pay the members of our Scientific and Medical Advisory Board $1,500 per meeting, as well as reimbursement for any expenditures incurred on our behalf. In connection with their appointment to the Scientific and

Medical Advisory Board, in June 1998, each member was also granted options to purchase 3,000 shares of our common stock, exercisable at $1.50 per share, vesting at the rate of 1,000 shares per year over a three year period. Currently, the Scientific and Medical Advisory Board consists of the following:

     ARTHUR HULL HAYES, JR., M.D., since 1991, has been Vice Chairman and Medical Director, Nelson Communications, Inc. and the President of MediScience Associates, Inc., the regulatory/medical consulting division of Nelson Communications. From 1981 to 1983, Dr. Hayes was appointed the Commissioner of the FDA during which time he was also Assistant Surgeon General. He was named Provost and Dean at the New York Medical College from 1983 to 1986, where he also served as Professor of Medicine and Pharmacology from 1983 to 1999. From 1986 to 1991, Dr Hayes was the president and chief executive officer and member of the board of directors of EM Pharmaceuticals, Inc., a North American subsidiary of E. Merck, Darmstadt, Germany. He is a Diplomate of the American Colleges of Physicians, Cardiology, and Chest Physicians, the American Academy of Pharmaceutical Physicians, the New York Academy of Medicine and the Royal College of Medicine. He has published numerous scientific and public policy articles.

     GERHARD LEVY, PHARM.D., is University Distinguished Professor of Pharmaceutics Emeritus (active) at the State University of New York at Buffalo School of Pharmacy, where he has served since 1998. From 1958 to date, Dr. Levy has authored over 550 publications. He has consulted for the United States Food and Drug Administration and has consulted for the World Health Organization. He has received awards for scientific achievement and excellence, including the first Lifetime Achievement in the Pharmaceutical Science Award of the International Pharmaceutical Federation.

     WILLIAM CHARLES MCMASTER, M.D., has been Clinical Professor in the Department of Orthopeadic Surgery at the University of California, Irvine since 1984. He also has a private practice in Orange, California. He is a member of the American Orthopeadic Association and the American Orthopedic Society for Sports Medicine. He has held numerous elected offices in the California Orthopedic Association, the American Academy of Orthopedic Surgery and the Western Orthopaedic Association. He is a fellow of the American College of Surgeons and a founding member of the Society for Biomaterials and Association for Arthritic Hip and Knee Surgery. Dr. McMaster has published numerous publications and presentations in sports medicine and orthopedic surgery.

     LESTER A. MITSCHER, Ph.D. has been University Distinguished Professor, Department of Medicinal Chemistry at the University of Kansas since 1975. Dr. Mitscher has consulted with numerous pharmaceutical companies, including Proctor and Gamble, Panax Laboratories, Abbott Laboratories, G.D. Searle, Sandoz Laboratories, and DuPont Merck Labs over the last 31 years. He served (1981 - 1984) as chairman of the Biological and Natural Products Section of the National Institute of Health, chairman of the Hematology and Chemotherapy Study Section of the American Cancer Society (1989 - 1994) and chairman of the Cooperative Drug Screening Program of the International Organization for Chemistry in Development, World Health Organization. Dr. Mitscher has authored several books and over 235 original papers and book chapters.

     KENNETH LLOYD MELMON, M.D., has been Professor of Medicine and Pharmacology since 1978 and is an Associate Dean for Postgraduate Medical Education at the Stamford University School of Medicine. Dr. Melmon has authored numerous original papers and book chapters. He has been a member of the National Research Council of the Institute of Medicine (1990) the Committee on Technological Innovation in Medicine of the National Academy of Science (1990 - 1993) and the National Board of Medical Examiners. (1989-1996).

                       SUMMARY COMPENSATION TABLE

     The following table provides certain summary information concerning compensation paid to our Chief Executive Officers for the calendar years
1998 and 1999.   No officer was paid compensation for services in excess of
$100,000 per year for either year.

                                                         Long Term
                                                     Compensation Awards
                                                     -------------------
                                                     Restricted
                                Annual Compensation    Stock    Options &     Other
Name and Position        Year   Salary($)   Bonus($)   Awards     SARs     Compensation
-----------------        ----   ---------   --------   ------     ----     ------------


Thomas G. Tachovsky,     1999   16,666      -0-        -0-      400,000      -0-
President and CEO
since 11/99(1)

Donald Hunter,           1999    -0-        -0-        -0-      277,500      -0-
CEO from 5/99 to 11/99(2)


Higgins D. Bailey,       1998   95,833      -0-        -0-        -0-        -0-
Chairman and CEO from
1/98 until 9/98(3)


A. Thomas Tenenbaum,     1998    -0-        -0-        -0-        -0-        -0-
CEO until 1/15/1998

__________________________________

(1) Dr. Tachovsky received options to purchase 400,000 shares of our common stock at $5.00 per share of which 100,000 shares are exercisable upon completion of the first Phase III trial; 150,000 shares upon submission of the NDA and 150,000 shares upon approval of the NDA. The options expire five years from the date they become exercisable.

(2) Mr. Hunter received options to purchase 217,500 shares of our common stock at $4.00 per share, exercisable for five years from date of grant, as compensation for services performed for us during the period of July 1, 1998 through November 30, 1999. In August 1999, we also granted Mr. Hunter options to purchase 120,000 shares of our common stock, exercisable at $4.00 per share for a period of five years, as a bonus for services rendered.

(3) Dr. Bailey's employment agreement terminated January 15, 1999.  During
1999, Dr. Bailey received options to purchase 107,500 shares of our common stock at $4.00 per share, exercisable for five years from date of grant, as compensation for services performed for us during the period from January
15, 1999 through September 1, 1999.  In August 1999, we also granted Dr.
Bailey options to purchase 120,000 shares of our common stock, exercisable at $4.00 per share for a period of five years, as a bonus for services rendered.

DIRECTOR COMPENSATION

     Our directors do not receive cash compensation for services as directors, although they are reimbursed for out-of-pocket expenses in attending board of directors' meetings. Each non-salaried director receives options to purchase 20,000 shares of our common stock for each year of service as a director.

STOCK COMPENSATORY PLAN

     In September 1998 our board of directors authorized an employee stock-based compensation plan, the 1998 Stock Compensatory Plan, which provides for the grant of options intended to qualify as "incentive stock options" or "nonqualified stock options" within the meaning of Section 422 of the United States Internal Revenue Code of 1986 (the "Code"), as well as stock bonus shares. Incentive stock options are issuable only to employees. The purposes of the plan are to attract and retain the best available personnel, to provide additional incentives to our employees, and to promote the success of our business.

     We have reserved 300,000 shares of common stock for issuance under the plan, which is administered by the entire board of directors. Under the plan, the board of directors determines which individuals will receive options or bonus shares, the time period during which options may be partially or fully exercised, the number of shares of common stock that may be purchased under each option and the option price. Options granted under the plan are generally exercisable for a period of ten years from the date of grant at an exercise price not less than the fair market value of the shares at the date of grant. Options granted under the plan generally vest over a one to three year period from the date of the grant. To date, we have issued 8,031 bonus shares for services and granted no options under the plan.

NON-QUALIFIED STOCK OPTIONS GRANTED TO EXECUTIVE OFFICERS DURING 1999


     The following table sets forth certain information regarding grants of stock options to our Executive Officers who received stock options during 1999. The fair value of the option grant was estimated on the date of the grant utilizing the Black-Scholes option pricing model with the following assumptions: 51% to 100% volatility, five year life, risk free rate of return of 5.5% to 6.2% and a 0% dividend yield. None of the following options have been exercised.


                      Number of      % of Total
                      Securities      Options                          Grant Date
                      Underlying     Granted to  Exercise    Grant      Present
    Name            Options Granted  Employees   Price($)    Date        Value
    ----            ---------------  ---------   --------    ----        -----

Higgins D. Bailey       217,500        25%        $4.00      2/99 -     $  680,000
                                                            11/99

Donald Hunter           217,500        25%        $4.00      2/99 -     $  680,000
                                                            11/99

Thomas G. Tachovsky     400,000        47%        $5.00     11/99       $1,260,000

Wellington Ewen          20,000         2%        $4.00      6/99       $   60,000


                         PRINCIPAL STOCKHOLDERS


     The following table sets forth certain information regarding the holdings of common stock (1) by each person who, as of January 18, 2000, holds of record or is known by us to hold beneficially or of record, more than 5% of our common stock, (2) by each executive officer and director, and (3) by all officers and directors as a group. The address of each person is our address at 45926 Oasis Street, Indio, California 92201. The beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock issuable on exercise of currently exercisable or convertible securities or securities exercisable or convertible within 60 days after the date of this prospectus are deemed beneficially owned and outstanding for computing the percentage owned by the person holding such securities, but are not considered outstanding for computing the percentage of any other person.


                                              Percentage of Shares
                                               Beneficially Owned
                         Number of Shares      -------------------
                          Beneficially         Before       After
Name of Beneficial Owners     Owned            Offering    Offering
-------------------------     -----            --------    --------
Thomas G. Tachovsky             -0-(1)          0.0         0.0

Higgins D. Bailey         1,711,593(2)         22.3        21.7

Thomas T. Anderson        1,404,093(3)         19.0        18.5

Caroline T. Somers          862,793            11.7        11.4

James E. Wynn               493,085(4)          6.7         6.5

Daniel L. Azarnoff           79,444(5)          1.1         1.0

Donald Hunter               548,000(6)          7.0         6.8

All directors and
executive officers as
 a group (5 persons)      2,832,122            34.4        33.6
___________________
(1) Does not include up to 400,000 shares issuable upon exercise of stock options, none of which are vested.
(2) Includes 1,404,093 shares owned in joint tenancy with Shirley A. Bailey, the spouse of Dr. Bailey, and 307,500 shares that are issuable upon exercise of stock options.
(3) Held of record by Dr. Bailey as security for a loan made by Mr. Bailey to Mr. Anderson.
(4) Represents 433,085 shares which are owned in joint tenancy with Joyce Wynn, the spouse of Dr. Wynn, 25,000 shares held solely by Joyce Wynn, and 35,000 shares that are issuable upon exercise of stock options.
(5) Represents the following shares issuable upon exercise of stock options: options to purchase 35,000 shares granted to Dr. Azarnoff; and, options to purchase an aggregate of 133,332 shares granted to Western Center for Clinical Studies, which are fully vested, of which 44,444 shares are attributable to Dr. Azarnoff who owns 1/3 of the voting shares.
(6) Of these shares, 35,500 shares are held in the name of Deloras Decker Hunter, Trustee of the Deloras Decker Hunter Generation Skipping Trust. Deloras Decker Hunter is the spouse of Mr. Hunter and Mr. Hunter is deemed to have voting control over these 35,500 shares. In addition, includes 432,500 shares that are issuable upon exercise of stock options.

              RELATED PARTY AND OTHER MATERIAL TRANSACTIONS

     During 1996 and 1997, we were advanced an aggregate of $83,873 by Higgins D. Bailey, our former President, current Chairman and a principal stockholder. These advances were paid in full January 1998.

     We sublease approximately 800 square feet of office space from Thomas
T. Anderson, one of our principal stockholders. The rent on the sublease is $800 per month. We believe this is a competitive lease rate for similar real estate in the area where the office is located.

     On January 15, 1998, we converted $1,710,487 of long-term debt and accrued interest incurred for cash advances and past services associated with research and development into 1,710,487 shares of our redeemable 8% non-voting, non-cumulative Series A Preferred Stock at $1.00 per share.
The debt was owed to Higgins D. Bailey, Thomas T. Anderson and Lowell Somers.

     We owed Dr. James E. Wynn a $1,500,000 for research and development services provided from 1984 through 1997 and converted this obligation to 1,500,000 shares of our non-voting, non-cumulative redeemable Series A preferred stock, valued at $1.00 per share in January 1998. In addition, in December 1997, certain of our stockholders contributed shares of our common stock to Dr. Wynn for research and development services (259,042 shares valued at $712,000, or $2.75 per share). The expense and related capital contributions were reflected at December 31, 1997. Dr. Wynn was subsequently appointed one of our directors in February 1998.

     In January 1998, we granted Dr. Wynn a non-exclusive right for three years to develop both improved products and new products. Improved products are those that contain the same active ingredients as Esterom(R) solution, but that are formulated differently. New products are those which are developed from cocaine or a derivative and are separately patentable. We will have all rights to the improved and new products. Dr. Wynn will receive a two percent royalty on the net commercial sales of any improved products he develops. The royalty percentage on any new products he develops is to be determined through negotiation. If agreement is not reached, the royalty is to be determined by an arbitrator with pharmaceutical industry experience.

     In April 1998 we entered into an agreement, as amended July 21, 1999, with Western to assist us in completing the Phase III study and new drug application phase for FDA approval of Esterom(R) solution for limited range of motion associated with shoulder injuries and disorders. We are paying $880,400 over the period from April 1998 through January 5, 2001, and $76,400 per quarter commencing January 2001 and continuing until NDA submission. We also granted Western options to purchase an aggregate of 450,000 shares of our common stock at $1.50 per share. The options vest at
various times based upon performance.   Daniel L. Azarnoff, M.D.,  a
director of  Entropin is also a director of Western.

     In November 1999, we entered into an agreement with Western to assume our obligations under our agreement with Therapeutic Management, Inc. to perform tasks required to comply with FDA regulations applicable to the conduct, coordination and management of the first Phase III trial. Among other things, WCCS is to select investigators, train clinical site personnel, maintain the master file of all pre-study and study documents, and prepare the Study Report to be submitted to the FDA. We will pay Western approximately $350,000 based on completion of certain project goals.

                        DESCRIPTION OF SECURITIES

     Our authorized capital stock consists of 50,000,000 shares of common stock, $.001 par value per share, and 10,000,000 shares of preferred stock, $.001 par value per share.

COMMON STOCK


     At January 18, 2000, there were 7,377,163 shares of common stock outstanding held of record by 402 stockholders. Each share of common stock is entitled to one vote on all matters submitted to a vote of the stockholders, and cumulative voting is not permitted. Upon issuance, shares of common stock are not subject to further assessment or call. Subject to the prior rights of any series of preferred stock that may be issued by us, holders of common stock are entitled to receive ratably such dividends that may be declared by the board of directors out of funds legally available therefor and are entitled to share ratably in all assets remaining after payment of liabilities in the event of our liquidation, dissolution or winding up. Holders of common stock have no preemptive rights or rights to convert their common stock into any other securities. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.


WARRANTS

     Each warrant will entitle the holder to purchase one share of common stock at an exercise price of $___ per share (150% of the initial public offering price of the shares). The warrants will generally be exercisable at any time for five years after the date of this prospectus, unless earlier redeemed. The warrants are redeemable by us, at a price of $0.25 per warrant:

     *    upon 30 days' prior written notice;

     * no earlier than one year from the date of this prospectus; and then


     * only if the closing bid price of the common stock equals or exceeds $_______ (200% of the initial public offering price of the shares), per share for the 10 consecutive trading days immediately preceding the date of notice of redemption.


     If we give notice of our intention to redeem, a holder must either:

     * sell or exercise the warrants before the date specified in the redemption notice; or

     *    accept the redemption price.

     The warrants will be issued in registered form under a warrant agreement between us and Corporate Stock Transfer, Inc., as warrant agent. The shares of common stock underlying the warrants, when issued upon exercise of a warrant, will be fully paid and nonassessable. We will pay any transfer tax incurred as a result of the issuance of common stock to the holder upon its exercise.

     The warrants contain provisions that protect the holders against dilution by adjustment of the exercise price. These adjustments will occur if there is a merger, stock split or reverse stock split, stock dividend or recapitalization and they could occur in other situations. We are not required to issue fractional shares upon the exercise of a warrant. The holder of a warrant will not possess any rights as our shareholder until he or she exercises the warrant.

     A warrant may be exercised by surrendering the warrant certificate

     * on or before the expiration or redemption date of the warrant at the offices of the warrant agent; with

     * the form of "Election to Purchase" on the reverse side of the warrant certificate completed and executed as indicated; and

     * payment of the exercise price by certified or bank check payable to the order of Entropin, Inc. for the number of shares for to which the warrant is being exercised.

In order for a holder to exercise the warrants, there must be

     * a current registration statement in effect with the Securities and Exchange Commission; and,

     * qualification in effect under applicable state securities laws or applicable exemptions from state qualification requirements, with respect to the issuance of common stock or other securities underlying the warrants.

     We have agreed to use all commercially reasonable efforts to cause a registration statement with respect to such securities under the Securities Act to be filed and to become and remain effective in anticipation of and before the exercise of the warrants and to take such other actions under the laws of various states as may be required to cause the sale of common stock or other securities upon exercise of warrants to be lawful. We will not be required to honor the exercise of warrants if, in the opinion of our board of directors with the advice of counsel, the sale of securities upon exercise would be unlawful.

     For the life of the warrants, the holders have the opportunity to profit from a rise in the market price of the common stock without assuming the risk of ownership of the shares of common stock underlying the warrants. The warrant holders may be expected to exercise their warrants at a time when we would, in all likelihood, be able to obtain any needed capital by an offering of common stock on terms more favorable than those provided for by the warrants. Furthermore, the terms on which we could obtain additional capital during the life of the warrants may be adversely affected.

OTHER OPTIONS, WARRANTS AND CONVERTIBLE SECURITIES

     We have outstanding options and warrants to purchase an aggregate of 3,621,182 shares of our common stock, at exercise prices ranging from $1.50 to $5.00 per share and expiration dates ranging from July 2004 to February 2008. Additionally, there are 230,500 shares issuable upon conversion of the Series B preferred stock.

PREFERRED STOCK

     Our Board of Directors has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the powers, designations, preferences and relative, participation, option or other rights thereof, including dividend rights, conversion rights, voting rights, redemption terms, liquidation preferences, sinking fund terms and the number of shares constituting any series. The issuance of preferred stock in certain circumstances may have the effect of delaying, deferring or preventing a change in control of our company, may discourage bids for our common stock at a premium over the market price of the common stock, and may adversely affect the market price of, and the voting and other rights of the holders of the common stock.

     Our Board of Directors has designated 3,210,487 shares of preferred stock as Series A redeemable non-voting preferred stock, of which all were issued to four holders of record in exchange for our promissory notes and deferred compensation. Series A preferred stock is designated as redeemable eight (8%) percent non-cumulative non-voting preferred stock and redeemable only from 20% of annual "Earnings", but not to exceed "Net Cash Flow from Operating Activities" as those terms are defined under GAAP. The Series A preferred stock will be automatically canceled on January 16, 2005, if not fully redeemed within that time period.

     Our Board of Directors has designated 400,000 shares of preferred stock as convertible Series B redeemable non-voting preferred stock, of which 245,500 shares were issued and 230,500 shares remain outstanding held by 33 holders of record. Series B preferred stock is designated as redeemable ten (10%) percent cumulative non-voting preferred stock with $.001 par value and convertible on a one for one basis into common stock. At our election, annual dividends may be paid in cash and/or in shares of our common stock, at the rate of one share of common stock for each $5.00 in accrued dividends. We may redeem at any time, in whole or in part based on a pro rata basis with other holders of the Series B preferred stock, the outstanding Series B preferred stock upon 30 days' notice at $5.00 per share plus accrued and unpaid dividends from the date of issuance up to the expiration date. All issued and outstanding Series B preferred stock must be redeemed in full on or before July 15, 2003.

STOCK TRANSFER AGENT

     Corporate Stock Transfer, Inc., Denver, Colorado is our transfer agent. The transfer agent's address is 3200 Cherry Creek Drive South,
Suite 430, Denver, Colorado 8020, and its telephone number is (303) 282-4800.

LIMITATIONS ON DIRECTORS' AND OFFICERS' LIABILITY

     Our Amended Articles of Incorporation limit the liability of directors to stockholders for monetary damages for breach of a fiduciary duty except in the case of liability: (i) for any breach of their duty of loyalty to us or our stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for unlawful distributions as provided in Section 7-108-403 of the Colorado Business Corporation Act; or (iv) for any transaction from which the director derived an improper personal benefit.

     Our Articles of Incorporation and Bylaws provide for the indemnification of our directors and officers to the maximum extent permitted by law, including Section 7-109-102 of the Colorado Business Corporation Act, against all liability and expense (including attorneys' fees) incurred by reason of the fact that the officer or director served in such capacity, or in a certain capacity for another entity at our request.
 Section 7-109-102 of the Colorado Business Corporation Act provides generally for indemnification of directors against liability incurred as a result of actions, suits or proceedings if they acted in good faith and in a manner they reasonably believed to be in or not opposed to our best interests.

                     SHARES ELIGIBLE FOR FUTURE SALE


     We presently have outstanding 7,377,163 shares of common stock of which 6,028,082 shares are free trading. However, we entered into lock-up agreements with our officers and directors and 5% stockholders which, except for 65,000 shares, requires that all remaining 4,179,504 shares of common stock owned by such persons may not be sold for a period of one year following the date of this prospectus without the prior written consent of the representative. A stockholder who owns 832,000 shares subject to lock-up notified us that she believes she is not bound by the lock-up agreement. We believe that her signed agreement is bindng.


     We have agreed to register 711,200 shares of common stock under the Securities Act of 1933, on behalf of certain stockholders. We may be required to file a registration statement as soon as practicable from the date of the closing of this offering, at our expense, under the Securities Act, with respect to these shares of common stock, and to use our best efforts to effect the registration, subject to some conditions and limitations. At such time as these shares may be registered, they will be free trading. If we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders, the holders of registration rights will be entitled to notice of the registration and will be entitled to include, at our expense, their shares in the registration

     We have issued 1,349,081 shares of common stock which are "restricted" shares subject to restrictions upon resale under Rule 144 under the Securities Act. In general, under Rule 144, as currently in effect, any person (or persons whose shares are aggregated), including persons deemed to be affiliates, whose restricted securities have been fully paid for and held for at least one year from the later of the date of payment therefor to us or acquisition thereof from an affiliate, may sell such securities in brokers' transactions or directly to market makers, provided that the number of shares sold in any three month period may not exceed the greater of 1% of the then outstanding common stock or the average weekly trading volume of the common stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain notice requirements and the availability of current public information about us. After two years have elapsed from the later of the issuance of restricted securities by us or their acquisition from an affiliate, such securities may be sold without limitation by persons who are not affiliates under Rule
144. The 1,349,081 shares of restricted stock become eligible for sale at various times during the period April through September 2000, with 35,500 shares subject to the lock-up agreement described above.

     Sales of substantial amounts of common stock by our stockholders under Rule 144 or otherwise, or even the potential for such sales, are likely to have a depressive effect on the market price of the shares of common stock and warrants and could impair our ability to raise capital through the sale of our equity securities.

                              UNDERWRITING


     The underwriters named below for whom Neidiger, Tucker, Bruner, Inc. is acting as representative, have severally agreed, under the terms and conditions of an underwriting agreement with us and the underwriters, to purchase from us, and we have agreed to sell to them, the number of shares and warrants set forth in the table below at the prices set forth on the cover page of this prospectus.

    Underwriter                 Number of Shares        Number of Warrants
    -----------                 ----------------        ------------------

    Neidiger, Tucker, Bruner, Inc.


       TOTAL

     If any shares and warrants are purchased, the underwriters are committed to purchase all of the 2,000,000 shares and warrants offered by this prospectus, but not the 300,000 shares and the 300,000 warrants subject to the over-allotment option. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of the non-defaulting underwriters may be increased or this offering may be terminated.

     Once the underwriters have purchased the shares and warrants at the public offering prices of $___ per share, and $___ per warrant less the ___% underwriting discount, they will offer the shares and warrants in units consisting of one share and one warrant to the public at the public offering prices and to other broker-dealers who are members of the selling group at that price minus a concession of $___ per share, and $___ per warrant. The underwriters and selling group members may allow a discount of $___ per share, and $___ per warrant on sales to other broker-dealers, including the underwriters. After the public offering of the shares and warrants, the public offering price, the concessions to selling group members and the discount to other broker-dealers may be changed by the representative.

     We have granted the underwriters an option, expiring at the close of business 45 days after the date of this prospectus, to purchase up to 300,000 additional shares and 300,000 additional warrants from us on the same terms as apply to the sale of the shares and warrants set forth above. The underwriters may exercise the option only to cover over-allotments incurred in the sale of the shares and warrants.

     The representative has informed us that it does not expect the underwriters to confirm sales of shares and warrants on a discretionary basis.

     The following table summarizes the discounts and estimated expenses that we will pay to the underwriters:


                                                                           TOTAL
                                                                           -----

                                                  PER       PER                 WITHOUT
                                                  ---       ---     WITH OVER-    OVER-
                                                 SHARE     WARRANT  ALLOTMENT  ALLOTMENT
                                                 -----     -------  ---------  ---------
Underwriting discounts and commissions
   (10% of the offering price) . . . . . . . . .
Nonaccountable expense allowance
   payable by us (3% of the offering price). . .

     We have also agreed to issue to the representative warrants that entitle the holder to purchase up to _______ shares at an exercise price of $______ per share and to purchase up to ________ warrants to purchase ________ shares at $____ per share. The representative's warrants may not be exercised for at least one year and are not transferable for one year from the date of issuance, except to individuals who are either a partner or an officer of an underwriter, by will or by the laws of descent and distribution. The representative's warrants are not redeemable by us. We have agreed to maintain an effective registration statement with respect to the issuance of the securities underlying the representative's warrants, if necessary, to allow their public resale without restriction, at all times during the period in which the representative's warrants are exercisable, beginning one year after the date of this prospectus. Such securities are being registered on the registration statement of which this prospectus is a part.

     The underwriting agreement provides for indemnification between us and the underwriters against some liabilities, including liabilities under the Securities Act of 1933 and for contribution by us and the underwriters to payments that may be required to be made in respect of those liabilities. Insofar as indemnification for liabilities under the Securities Act may be permitted to our directors, officers and controlling persons under the agreement between us and the underwriters, or otherwise, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


     We have agreed that, for a period of one year following the completion of this offering, we generally will not offer, sell, contract to sell, grant any option for the sale or otherwise dispose of any of our common stock without the consent of the representative. Our officers, directors and the holders of 5% or more of our outstanding common stock
(aggregating 4,179,504 shares) have agreed that for a period of one year following the date of this prospectus, they will not offer, sell, contract to sell, grant any option for the sale or otherwise dispose of any of our common stock, other than intra-family transfers or transfers to trusts for estate planning purposes, without the consent of the representative, which will not be unreasonably withheld. A stockholder who owns 832,000 shares subject to lock-up notified us that she believes she is not bound by the lock-up agreement. We believe that her signed agreement is binding.


     We have applied for listing of our common stock and warrants on the Nasdaq SmallCap Market. If listing is approved, our common stock will trade under the symbol "ETOP" and our warrants will trade under the symbol "ETOPW".

     Prior to this offering, our common stock has traded on the NASD OTC Bulletin Board and there has been no public market for our warrants. Stock that trades on the OTC Bulletin Board can experience a relatively inactive trading market, or low trading volume, high volatility and/or trading prices that may not bear any reasonable relationship to the financial condition or book value of the company.

     We can offer no assurances that the public offering price will correspond to the price at which the common stock and warrants will trade in the public market subsequent to the offering or that an active trading market for the common stock and warrants will develop and continue after the offering.

     The representative on behalf of the underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.

     * Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position.

     * Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

     * Syndicate covering transactions involve purchases of the common stock and warrants in the open market after the distribution has been completed in order to cover syndicate short positions.

     * Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the shares and warrants originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions.

     These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock and warrants to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on the Nasdaq SmallCap Market or otherwise and, if commenced, may be discontinued at any time.

                              LEGAL MATTERS

     Certain legal matters with respect to the validity of the common stock and the warrants to purchase common stock offered hereby will be passed upon for us by Brenman Bromberg & Tenenbaum, P.C., Denver, Colorado. Members of the firm of Brenman Bromberg & Tenenbaum, P.C. own 59,855 shares of our common stock. A. Thomas Tenenbaum, a director of Brenman Bromberg
& Tenenbaum, P.C., was our CEO prior to our merger with old Entropin. The Law Office of Gary A. Agron, Englewood, Colorado has acted as counsel to the representative in connection with this offering.

                                 EXPERTS

     The financial statements for the years ended December 31, 1998 and 1997, and for the period from August 27, 1984 (inception) to December 31, 1998, included in this prospectus and Registration Statement have been audited by Causey Demgen & Moore Inc., independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                         ADDITIONAL INFORMATION

     We have filed with the SEC a registration statement on Form SB-2 under the Securities Act with respect to the shares and warrants offered. This prospectus omits some information contained in the registration statement and the exhibits, as permitted by the rules and regulations of the SEC. For further information with respect to us and our securities, you should review the registration statement and its exhibits, which may be inspected, without charge, at the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional office of the SEC located at 7 World Trade Center, Suite 1300, New York, NY 10048. Copies of all or any portion of the Registration Statement may be obtained from the Public Reference Section of the SEC, upon payment of prescribed fees. The SEC maintains a World Wide Web site that contains reports, proxy and information statements and other information about registrants that file electronically with the SEC, including the registration statement. The address of the SEC's World Wide Web site is http://www.sec.gov.

                                   ENTROPIN, INC.


                          INDEX TO FINANCIAL STATEMENTS



   AUDITED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1998:

   Report of Independent Certified Public Accountants                      F-2

   Balance Sheets as of December 31, 1997 and 1998                         F-3

   Statements of Operations  for Years Ended December 31, 1997
   and 1998, and for the Period from August 27, 1984 (Inception)
   Through December 31, 1998                                               F-5

   Statements of Changes in  Stockholders' Equity (Deficit)
   For the Period from August 27, 1984 (Inception) Through
   December 31, 1998                                                       F-6

   Statements of Cash Flows For Years Ended December 31, 1997
   and 1998, and for the Period from August 27, 1984 (Inception)
   Through December 31, 1998                                               F-8

   Notes to Financial Statements December 31, 1997 and 1998                F-10

   UNAUDITED FINANCIAL STATEMENTS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999:

   Balance Sheet - December 31, 1998 and September 30, 1999 (unaudited)    F-23

   Statement of Operations - For the Nine Months Ended September 30, 1998
   and 1999 and Cumulative Amounts from Inception (August 27, 1984)
   through September 30, 1999 (unaudited)                                  F-25

   Statement of Stockholders' Equity - For the Nine Months Ended September
   30, 1999 (unaudited)                                                    F-26

   Statement of Cash Flows - For the Nine Months Ended September 30, 1998
   and 1999 and Cumulative Amounts from Inception (August 27, 1984)
   Through September 30, 1999 (unaudited)                                  F-27

   Notes to Unaudited Financial Statements                                 F-29

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



   The Board of Directors and Stockholders
   Entropin, Inc.


   We have audited the accompanying balance sheet of Entropin, Inc. (a development stage company) as of December 31, 1997 and 1998, and the related statements of operations, changes in stockholders' equity (deficit) and cash flows for the years then ended and for the period from August 27, 1984 (inception) through December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Entropin, Inc. as of December 31, 1997 and 1998 and the results of its operations and its cash flows for the years then ended and for the period from August 27, 1984 (inception) through December 31, 1998, in conformity with generally accepted accounting principles.

   The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company is in the development stage and has been primarily involved in research and development activities, resulting in significant losses and an accumulated deficit at December 31, 1998 of $7,578,802. These conditions raise substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters also are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


   Denver, Colorado                                  CAUSEY DEMGEN & MOORE INC.
   February 4, 1999, except
   for Note 9, as to which the
   date is March 24, 1999

                                 ENTROPIN, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                                 BALANCE SHEET
                           December 31, 1997 and 1998

                                     ASSETS

                                                            1997        1998
                                                            ----        ----
Current assets:
   Cash and cash equivalents                              $    291    $445,333
   Accounts receivable - stockholder (Note 2)                5,000           -
                                                          --------    --------
    Total current assets                                     5,291     445,333

Property and equipment, at cost:
   Leasehold improvements                                        -      72,187
   Office furniture and equipment                                -      15,518
                                                          --------    --------

                                                                 -      87,705

   Less accumulated depreciation                                 -      (5,006)
                                                          --------    --------

    Net property and equipment                                   -      82,699

Other assets:
   Deferred stock offering costs (Note 5)                   10,746           -
   Deposits                                                      -      12,261
   Patent costs, less accumulated amortization of
    $40,300 (1997) and $59,600 (1998)                      266,456     295,316
                                                          --------    --------

    Net other assets                                       277,202     307,577
                                                          --------    --------

                                                          $282,493    $835,609
                                                          ========    ========

                             See accompanying notes.
                                       F-3

                                 ENTROPIN, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                                 BALANCE SHEET
                           December 31, 1997 and 1998

                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

                                                          1997         1998
                                                          ----         ----
Current liabilities:
   Accounts payable                                     $  329,813   $   59,141
   Advances - related party                                      -       11,314
   Advances - stockholders (Note 2)                         98,873           -
                                                        ----------   ----------
    Total current liabilities                              428,686       70,455

Long-term debt:
   Stockholders (Note 2)                                 1,710,487            -
   Deferred royalty agreement (Note 7)                     155,495      169,783
   Compensation agreement (Note 7)                       1,500,000           -
                                                        ----------   ----------
    Total long-term debt                                 3,365,982      169,783

Commitments and contingencies (Notes 5, 7 and 9)

Series A redeemable preferred stock, $.001 par
   value, 3,210,487 shares authorized, issued and
   outstanding (Note 4)                                          -    3,210,487

Series B redeemable convertible preferred stock,
   $.001 par value, 400,000 shares authorized,
   245,500 shares issued and outstanding (Note 4)                -    1,142,750

Stockholders' equity (deficit) (Note 5):
   Preferred stock, $.001 par value; 10,000,000 shares
    authorized, Series A and B reported above                    -            -
   Common stock, $.001 par value; 50,000,000 shares
    authorized, 5,220,000 (1997) and 6,000,051 (1998)
    shares issued and outstanding                            5,220        6,000
   Additional paid-in capital                            1,296,780    7,474,210
   Deficit accumulated during the development stage     (4,814,175)  (7,578,802)
   Unearned stock compensation (Note 7)                          -   (3,659,274)
                                                        ----------   ----------
    Total stockholders' equity (deficit)                (3,512,175)  (3,757,866)
                                                        ----------   ----------

                                                        $  282,493   $  835,609
                                                        ==========   ==========
                             See accompanying notes.
                                       F-4

                                 ENTROPIN, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                            STATEMENT OF OPERATIONS
           For the Years Ended December 31, 1997 and 1998 and for the
        Period from August 27, 1984 (inception) through December 31, 1998

                                                                    Cumulative
                                                                   amounts from
                                            1997         1998       inception
                                            ----         ----      ------------
Costs and expenses:
   Research and development              $   877,209  $   906,719  $ 4,853,573
   General and administrative                328,853    1,844,575    2,414,830
   Rent-related party (Note 2)                     -       12,314       12,314
   Depreciation and amortization              18,000       24,306       81,674
                                         -----------  -----------  -----------

    Operating loss                        (1,224,062)  (2,787,914)  (7,362,391)

Other income (expense):
   Interest income                                 -       24,738       24,738
   Interest expense                         (127,386)      (1,451)    (241,149)
                                         -----------   ----------  -----------

    Total other income (expense)            (127,386)      23,287     (216,411)
                                         -----------   ----------  -----------

Net loss (Note 3)                         (1,351,448)  (2,764,627)  (7,578,802)

Accrued dividends applicable to Series
   B preferred stock (Note 4)                      -      (56,260)     (56,260)
                                         -----------   ----------  -----------
Net loss applicable to common
   shareholders                          $(1,351,448) $(2,820,887) $(7,635,062)
                                         ===========  ===========  ===========

Basic net loss per common share (Note 6) $      (.26) $      (.47) $     (1.45)
                                         ===========  ===========  ===========

Weighted average common shares
   outstanding (Note 6)                    5,220,000    5,968,000    5,272,000
                                         ===========  ===========  ===========

                             See accompanying notes.
                                       F-5


                                 ENTROPIN, INC.
                         (A DEVELOPMENT STAGE COMPANY)
             STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
   For the period from August 27, 1984 (inception) through December 31, 1998


                                                                                                        Deficit
                                                                                                       accumulated
                                                                Additional                 Unearned      during the
                                           Common stock           paid-in      Stock         stock      development
                                         Shares       Amount      capital   subscriptions compensation     stage
                                         ------       ------    ----------  ------------- ------------ ------------
Balance at August 27, 1984 (inception)         -      $    -    $      -       $      -   $         -  $         -

   Sale of common stock for cash
    in 1984 ($.005 per share)             991,800        992       4,008              -             -            -

   Issuance of common stock in exchange
    for services in 1991 ($.005 per
    share)                              3,967,198      3,967      16,033              -             -            -

   Cash contribution from shareholder in
    1991                                        -          -      50,000              -             -            -

   Net loss for the period from inception
    through December 31, 1994                   -          -           -              -             -   (2,824,221)
                                        ---------     ------    --------       --------    ----------  -----------

Balance, December 31, 1994              4,958,998      4,959      70,041              -             -   (2,824,221)

   Cash received for common  stock
    subscription                                -          -           -        150,000             -            -

   Net loss for the year                        -          -           -              -             -     (263,368)
                                        ---------     ------    --------       --------    ----------  -----------

Balance, December 31, 1995              4,958,998      4,959      70,041        150,000             -   (3,087,589)

   Sale of common stock for cash ($1.15                                                                          -
    per share)                            261,002        261     299,739       (150,000)            -

   Net loss for the year                        -          -           -              -             -     (375,138)
                                        ---------     ------    --------       --------    ----------  -----------

Balance, December 31, 1996              5,220,000      5,220     369,780              -           -     (3,462,727)

                          (Continued on following page)
                            See accompanying notes.
                                       F-6

                                 ENTROPIN, INC.
                         (A DEVELOPMENT STAGE COMPANY)
             STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
   For the Period from August 27, 1984 (inception) through December 31, 1998

                         (Continued from preceding page)

                                                                                                        Deficit
                                                                                                       accumulated
                                                                Additional                 Unearned      during the
                                           Common stock           paid-in      Stock         stock      development
                                         Shares       Amount      capital   subscriptions compensation     stage
                                         ------       ------    ----------  ------------- ------------ ------------

   Capital contributions (Note 5)              -           -     927,000             -            -             -

   Net loss for the year                       -           -           -             -            -    (1,351,448)
                                       ---------      ------  ----------       -------  -----------   -----------

Balance, December 31, 1997             5,220,000       5,220   1,296,780             -            -    (4,814,175)

   Sale of common stock for cash,
    $2.75 per share (Note 5)             300,000         300     797,810             -           -              -

   Issuance of common stock pursuant
    to recapitalization (Note 5)         480,051         480     219,620             -            -             -

   Unearned stock compensation
    pursuant to issuance of common
    stock options (Notes 5 and 7)              -           -   5,160,000             -   (5,160,000)            -

   Amortization of unearned stock
    compensation (Note 5)                      -           -           -             -    1,500,726             -

   Net loss for the year                       -           -           -             -            -    (2,764,627)
                                       ---------       -----  ----------       -------  -----------   -----------

Balance, December 31, 1998             6,000,051      $6,000  $7,474,210       $     -  $(3,659,274)  $(7,578,802)
                                       =========     =======  ==========       =======  ===========   ===========

                             See accompanying notes.
                                       F-7

                                 ENTROPIN, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                            STATEMENT OF CASH FLOWS
               For the Years Ended December 31, 1997 and 1998 and
   for the Period from August 27, 1984 (inception) through December 31, 1998

                                                                     Cumulative
                                                                      amounts
                                                                        from
                                              1997       1998         inception
                                              ----       ----        ----------
Cash flows from operating activities:
   Net loss                               $(1,351,448) $(2,764,627) $(7,578,802)
   Adjustments to reconcile net loss to net
    cash used in operating activities:
     Depreciation and amortization             18,000       24,306       81,674
     IBC partner royalty agreement             44,055       14,288      169,783
     Services contributed in exchange for
       stock and stock options                927,000    1,500,726    2,447,726
     Services contributed in exchange for
       compensation agreements                 70,000            -    2,231,678
     Increase in advances - related party           -       11,314       11,314
     Decrease in accounts receivable -
       shareholder                                  -        5,000            -
     Increase (decrease) in accounts payable  181,256     (270,672)      59,141
     Increase in accrued interest             108,790            -      169,139
     Other                                          -            -          131
                                            ---------    ---------   ----------

     Total adjustments                      1,349,101    1,284,962    5,170,586
                                            ---------    ---------   ----------

     Net cash used in operations               (2,347)  (1,479,665)  (2,408,216)

Cash flows from investing activities:
   Purchase of property and equipment               -      (87,705)    (104,912)
   Patent costs                               (66,130)     (48,160)    (354,916)
   Deposits                                         -      (12,261)     (12,261)
                                             --------    ---------    ---------

     Net cash used in investing activities    (66,130)    (148,126)    (472,089)

Cash flows from financing activities:
   Proceeds from recapitalization                   -      220,100      220,100
   Deferred stock offering costs              (10,746)      10,746            -
   Proceeds from sale of common stock               -      798,110    1,153,110
   Proceeds from sale of preferred stock            -    1,142,750    1,142,750
   Proceeds from stockholder loans                  -            -      809,678
   Proceeds from stockholder advances          77,837            -       98,873
   Repayments of stockholder advances               -      (98,873)     (98,873)
                                             --------    ---------    ---------
     Net cash provided by financing
      activities                               67,091    2,072,833    3,325,638
                                             --------    ---------    ---------

Net increase (decrease) in cash                (1,386)     445,042      445,333

Cash and cash equivalents at beginning of
   period                                       1,677          291            -
                                             --------    ---------    ---------

Cash and cash equivalents at end of period   $    291    $ 445,333    $ 445,333
                                             ========    =========    =========
                         (Continued on following page)
                             See accompanying notes.
                                       F-8

                                 ENTROPIN, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                             STATEMENT OF CASH FLOWS
               For the years ended December 31, 1997 and 1998 and
   for the Period from August 27, 1984 (inception) through December 31, 1998


                         (Continued from preceding page)

   Supplemental disclosure of cash flow information:


                                                                      Cumulative
                                                                       amounts
                                                                        from
                                    1997             1998             inception
                                    ----             ----             ---------
     Cash paid during period for
       interest                    $15,598           $1,451             $61,306


   Supplemental disclosure of non-cash financing activities:

   Pursuant to an agreement with an IBC limited partner, the Company has accrued a liability totaling $169,783 at December 31, 1998 for advance royalties due to the individual (see Note 7).

   In November of 1997, the Company reached an agreement with an individual to enter into a compensation agreement in exchange for services the individual has provided the Company since inception (see Note 7). The Company has reflected a liability of $1,500,000 in 1997, related to this agreement.

   On January 15, 1998, the Company issued 3,210,487 shares of Series A preferred stock in exchange for an aggregate $1,710,487 of notes payable to shareholders and accrued interest and a $1,500,000 compensation agreement.

   During 1998, the Company entered into several stock option agreements with persons and entities that have contributed services to the Company. In accordance with Statement of Financial Accounting Standards 123, the Company has recorded deferred compensation related to these agreements totaling $5,160,000 and has amortized compensation expense during 1998 totaling $1,500,726. These stock option agreements are described more fully in Note 5.




                             See accompanying notes.
                                       F-9

                                 ENTROPIN, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 1997 and 1998


1. Organization and summary of significant accounting policies

   Organization:

   Entropin, Inc., a Colorado corporation, was organized in August 1984, as a pharmaceutical research company developing Esterom(R), a topically applied compound for the treatment of impaired range of motion associated with acute lower back sprain and acute painful shoulder. The Company is considered to be a development stage enterprise as more fully defined in Statement No. 7 of the Financial Accounting Standards Board. Activities from inception include research and development activities, seeking the U.S. Food and Drug Administration (FDA) approval for Esterom(R), as well as fund raising.

   On January 15, 1998, the Company consummated an agreement and plan of merger with Vanden Capital Group, Inc. (Vanden), in which Vanden acquired all of the issued and outstanding common shares of the Company (see Note 5). The Company was merged into Vanden, and Vanden changed its name to Entropin, Inc. For accounting purposes the acquisition has been treated as a recapitalization of the Company, based upon historical cost, a reverse acquisition with the Company as the acquirer.

   Basis of presentation and management's plans:

   The Company's financial statements have been presented on a going concern basis which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company is in the development stage and has been primarily involved in research and development activities. This has resulted in significant losses and an accumulated deficit at December 31, 1998 of $7,578,802. The Company's continued existence is dependent on its ability to obtain the additional funding necessary to complete the FDA approval process for Esterom(R) and market the product.

   As described in Note 5, the Company has successfully completed a private placement and a recapitalization of the Company which provided additional liquidity for the Company for current operations. The Company also sold in a private offering 245,500 shares of Series B convertible preferred stock for net proceeds of $1,142,750 (see Note 4). However, the Company estimates it will require additional funding of up to $10,000,000 over the next three years to successfully complete the FDA approval process. The financial statements do not include any adjustment relating to the recoverability and classification of recorded asset amounts or the amount and classification of liabilities or other adjustments that might be necessary should the Company be unable to continue as a going concern in its present form.

                                 ENTROPIN, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 1997 and 1998


1. Organization and summary of significant accounting policies (continued)

   Use of estimates:

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Income Taxes:

   The Company provides for income taxes utilizing the liability approach under which deferred income taxes are provided based upon enacted tax laws and rates applicable to the periods in which the taxes become payable.

   Deferred stock offering costs:

   Deferred stock offering costs represent costs incurred in connection with the private placements of common and preferred stock, more fully discussed in Notes 4 and 5. Costs deferred were charged against the proceeds of the offerings.

   Property and equipment:

   Office furniture and equipment is recorded at cost. Depreciation commences as items are placed in service and is computed on a straight-line method over their estimated useful lives of five years.

   Leasehold improvements are recorded at cost and amortized over the five-year term of the lease.

   Patents:

   Patents are stated at cost less accumulated amortization which is calculated on a straight-line basis over the useful lives of the assets, estimated by management to average 16 years. Research and development costs and any costs associated with internally developed patents (with the exception of legal costs) are expensed in the year incurred.

                                 ENTROPIN, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 1997 and 1998


1. Organization and summary of significant accounting policies (continued)

   Esterom(R) is protected by a U.S. Composition Patent granted December 27, 1994 which includes safeguarding the discovery of three new molecules. The Company's patents include the following: Patent #5,559,123 granted September 24, 1996 with the Company as Assignee; Patent #5,525,613 granted June 11, 1996 with the Company as Assignee; and Patent #5,376,667 granted December 27, 1994 with the Company as Assignee. In addition, Dr. Lowell M. Somers obtained the following initial patents which he subsequently assigned to the Company in September 1992; #4,512,996 granted April 1985; patent #4,469,700 granted September 1984; and Patent #4,556,663 granted December 1985. Although the Company has obtained approval of Patent Application #5,556,663, the Patent has not yet been issued.

   Impairment of long-lived assets:

   The Company  evaluates  the  potential  impairment  of  long-lived  assets in accordance with Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. The Company annually reviews the amount of recorded long-lived assets for impairment. If the sum of the expected cash flows from these assets is less than the carrying amount, the Company will recognize an impairment loss in such period.

   Cash equivalents:

   For the purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

   Concentrations of credit risk:

   Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents. The Company places its cash with high quality financial institutions. At December 31, 1998 and at times during the years, the balance at one financial institution exceeded FDIC limits.

2. Related party transactions

   Accounts receivable - stockholder:

   During 1994, the Company advanced $5,000 to a stockholder. The advance did not bear interest and was due on demand. The advance was repaid in 1998.

                                 ENTROPIN, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 1997 and 1998


2. Related party transactions (continued)

   Lease agreement:

   In February 1998, the Company entered into an office lease arrangement with a shareholder. The lease has a two-year term expiring on February 1, 2000 and a monthly rent of $1,100. In January 1999, the Company discontinued this lease.

   Advances - stockholders:

   At December 31, 1997, an aggregate of $98,873 had been advanced to the Company by two shareholders. The advances were repaid in January 1998 from proceeds associated with the recapitalization of the Company (see Note 5).

   Long-term debt - stockholders consisted of the following at December 31, 1997:

    8% Note payable - stockholder, issued for cash advances,
       principal plus accrued interest due December 31, 2000,
       unsecured                                                $  631,678

    8% Note payable - stockholder, issued for cash advances,
       principal plus accrued interest due December 31,
       2000, unsecured                                             178,000

    8% Note  payable -  stockholder,  issued for past  services, principal plus accrued interest due December 31, 2000,
       unsecured                                                   731,678

       Accrued interest payable                                    169,131
                                                                ----------

                                                                $1,710,487
                                                                ==========

   As described in Note 4, effective January 15, 1998, all above noted long-term debt plus accrued interest was converted to 1,710,487 shares of the Company's redeemable 8% non-voting, non-cumulative Series A Preferred Stock at $1 per share, for a total of $1,720,487 which represents the recorded amount of the liability at December 31, 1997 and fair value of preferred stock issued.

                                 ENTROPIN, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 1997 and 1998


3. Income taxes

   The consummation of the stock exchange with Vanden and the issuance of preferred stock in January 1998 (see Note 5), resulted in a change in the Company's tax status from an S corporation to a taxable corporation. The effect of the change is to provide for income tax based upon reported results of operations, and to provide deferred tax assets and liabilities on temporary differences between reported earnings and taxable income. Since the Company has had losses since inception, no change in the results of operations for the year ended December 31, 1997 would have occurred, assuming the change in status occurred at the beginning of the year.

   At December 31, 1998, the Company has a net operating loss carryforward of approximately $1,372,000 and future tax deductions of $3,993,000 which may be used to offset future taxable income. The future tax deductions result from utilizing the cash basis for income tax reporting purposes and unearned stock compensation. The difference between the tax loss carryforwards and future tax deductions and the cumulative losses from inception result from the losses previously incurred by the S corporation. The net operating loss carryforward expires in 2018. Approximately $250,000 of the net operating loss carryforward is limited as to the amount which may be used in any one year. At December 31, 1998, total deferred tax assets and valuation allowance are as follows:

      Deferred tax assets resulting from:
        Net operating loss carryforwards       $  480,000
        Accrual to cash adjustments               872,000
        Unearned stock compensation               525,000
                                               ----------

          Total                                 1,877,000

      Less valuation allowance                 (1,877,000)
                                               ----------
                                               $        -
                                               ==========

   A 100% valuation allowance has been established against the deferred tax assets, as utilization of the loss carryforwards and realization of other deferred tax assets cannot be reasonable assured.

4. Redeemable preferred stock

   In December 1997, the Board of Directors approved an amendment to the Articles of Incorporation to authorize 10,000,000 shares of $.001 par value preferred stock. On January 15, 1998, the Company issued 3,210,487 shares of its Series A redeemable, non-voting, non-cumulative 8% preferred stock in exchange for an aggregate $1,710,487 of notes payable to shareholders and accrued interest, and a $1,500,000 compensation agreement. The annual 8% dividend is based upon a $1.00 per share value, and is only payable out of earnings.

                                 ENTROPIN, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 1997 and 1998


4. Redeemable preferred stock (continued)

   The Series A preferred stock is subject to mandatory redemption. The funds available for redemption will be equal to more than 20% but less than 50% of annual earnings, as determined annually by the Board of Directors, but not exceeding cash flow from operations and will automatically cancel on January 16, 2005 if not fully redeemed. The Company may voluntarily redeem outstanding shares of preferred stock at $1 per share.

   In July 1998, the Company completed a private placement of 245,500 shares of Series B preferred stock at $5.00 per share, for total net proceeds of $1,142,750. The Series B preferred stock is designated as redeemable 10% cumulative non-voting convertible (on a one for one basis into common stock) preferred stock with $.001 par value. The dividends will accrue at the rate of $.50 per share per annum and will be paid annually in arrears commencing July 15, 1998. At the Company's election, annual dividends may be paid in cash and/or in shares of the Company's common stock valued at $5.00 per share. Dividends are added to net loss in determining net loss per common share. None of the Series B preferred shares have been converted as of December 31, 1998. All shall be redeemed in full on or before July 15, 2003.

5. Stockholders' equity

   Recapitalization:

   On December 9, 1997, the Company entered into an agreement and plan of merger with Vanden to exchange all of the issued and outstanding common shares of the Company, in exchange for 5,220,000 shares of Vanden's $.001 par value common stock, a reverse acquisition.

   Pursuant to the agreement, Vanden agreed to have cash of $220,000 and no unpaid liabilities at the effective date of the transaction. The exchange was consummated on January 15, 1998, and is presented on the statement of changes in stockholders' equity (deficit) as an issuance of 480,051 shares of common stock for cash proceeds of $220,100 pursuant to recapitalization (including the 180,001 shares issued for $100 discussed below). In connection with the recapitalization, the Company issued options to purchase 180,001 shares of its $.001 par value common stock for cash of $100 and options to purchase an additional 180,001 shares of common stock for $2.80 per share, as required by a management advisory services contract as compensation for arranging a merger or acquisition acceptable to the Company. The difference between the fair value of the stock, estimated by the Company to be $2.75 per share, and the purchase price for the initial 180,001 shares was treated as additional cost of the merger and charged to capital, consistent with accounting for the reverse acquisition as a recapitalization. The net effect of this transaction was to record an increase and related decrease to additional paid-in capital of $495,000. The remaining options to acquire 180,001 shares are exercisable for a five-year period.

                                 ENTROPIN, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 1997 and 1998


5. Stockholders' equity (continued)

   Following the exchange, the Company's shareholders own approximately 95% of the outstanding common stock of Vanden. The reverse acquisition has been accounted for as a recapitalization of the Company based upon historical cost. Accordingly, the number of authorized and issued common shares, par value of common stock and additional paid-in capital have been restated on the balance sheet and the statement of stockholders' equity to give retroactive effect to the recapitalization.

   Capital contributions:

   In December 1997, certain shareholders of the Company contributed a portion of their common stock to an individual providing business advisory and legal services to the Company (78,300 shares valued at $215,000) and to the Chairman of the Pharmaceutical Sciences Department of a university as partial settlement for research and development services (259,042 shares valued at $712,000). The transactions were accounted for based upon the fair value of the common shares contributed, approximately $2.75 per share. The expense and related capital contributions are reflected at December 31, 1997.

   Private placement:

   On January 15, 1998, the Company completed a private placement of 300,000 shares of its $.001 par value common stock for gross proceeds of $825,000, $2.75 per share.

   Stock options:

   On August 4, 1998, the Company granted to each director options to purchase up to 60,000 shares of the Company's common stock (300,000 shares in the aggregate), exercisable at $3.00 per share. The options vest at the rate of 20,000 shares per year commencing February 1999 through February 2001. Should any of the directors cease to serve on the board of directors, all non-vested options shall be forfeited.

   On September 11, 1998, the board of directors approved a compensation plan for three officers and directors, to serve on a management team, which included stock options aggregating 295,000 shares, at an exercise price of $4.00 per share. Other terms and conditions of the options are the same as the director options described above.

   In October 1998, the Company provided a 100,000 share stock option agreement to an organization, with whom the Company entered into a one year consulting agreement. The consultant will provide investor relations and development services, and will receive compensation of $5,000 per month. The options are exercisable at $4.00 per share and vest 50,000 shares as of the date of the agreement, 25,000 shares on March 31, 1999 and 25,000 shares on June 30, 1999.

                                 ENTROPIN, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 1997 and 1998


5. Stockholders' equity (continued)

   On December 15, 1998, the board of directors approved a resolution whereby the Company granted to a company and an individual two stock options to purchase up to 17,500 shares of the Company's common stock (35,000 shares in the aggregate) in exchange for services the Company received during 1998. The options are exercisable at $4.00 per share and are fully vested as of the date of the resolution.

   The following is a summary of stock option activity:

                                                  Weighted
                                                   average
                                  Option price    exercised      Number of
                                   per share        price         shares
                                  ------------    ---------      ---------

   Balance December 31, 1997      $          -      $   -                -
   Granted                        $.001 to $4.00    $2.47        1,540,002
   Exercised                          $.001         $.001         (180,001)
                                  --------------    -----        ---------
   Balance December 31, 1998      $1.50 to $4.00    $2.79        1,360,001
                                                                 =========


   The following is additional information with respect to those options outstanding at December 31, 1998:


                         Weighted
                          average       Weighted
                         remaining       average
                         contractual    exercise     Number of
Option price per share   life in years    price        shares
----------------------   -------------  --------     ---------

          $2.80               4.0        $2.80        180,001
          $1.50               4.4        $1.50        450,000
          $4.00               5.3        $4.00        100,000
          $3.00               9.2        $3.00        300,000
          $4.00               4.7        $4.00        295,000
          $4.00               4.0        $4.00         35,000
                                                    ---------
                                                    1,360,001
                                                    =========

                                 ENTROPIN, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 1997 and 1998


5. Stockholders' equity (continued)

   Unearned stock compensation:

   At December 31, 1998, the Company had granted an aggregate of 1,360,001 options at purchase prices lower than fair value of the stock at date of grant, including the director stock options disclosed above and the 450,000 granted to the Western Center for Clinical Studies, Inc. (see Note 7). The excess of the fair value of the options, using the Black-Scholes option pricing model, over the exercise price has been recorded as additional paid-in capital and unearned stock compensation. Unearned compensation is being amortized to expense over the term of the related agreements.

6. Basic net loss per share

   Basic net loss per share is based on the weighted average number of shares outstanding during the periods. Shares issued for nominal consideration are considered outstanding since inception. Diluted loss per share has not been presented as exercise of the outstanding stock options would have an anti-dilutive effect. The 10% cumulative dividends on Series B preferred stock have been accrued and added to net loss for the purpose of determining net loss and net loss per share applicable to common shareholders.

7. Commitments and contingencies

   Compensation agreements:

   In 1993, the Company entered into a 30 year compensation agreement with I.B.C. limited partners owning 64.28% of the limited partnership. The I.B.C. Limited Partnership participated in the early development of Estrom(R) (the medicine) and owned the patent rights to three patents and all intellectual property rights. Under the terms of the Agreement, the Company acquired all of the patent and intellectual property rights in exchange for certain compensation to the limited partners, which is dependent upon the Company's receipt of a marketing partners technological access fee and royalty payments. The partnership was subsequently dissolved. Compensation under the agreement includes a bonus payment of $96,420 to be paid at the time the Company is reimbursed by a drug company for past expenses paid for development of the medicine, as well as 64.28% of a decreasing payment rate (3% to 1%) on cumulative annual royalties received by the Company. As of December 31, 1997 and 1998, no liabilities have been accrued with respect to this agreement.

                                 ENTROPIN, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 1997 and 1998


7. Commitments and contingencies (continued)

   In a separate agreement with certain former I.B.C. limited partners, the Company has agreed to pay the partners 35.72% of a decreasing earned payment (3% to 1% on cumulative annual sales of products by the Company) until October 10, 2004. From October 10, 2004 until October 10, 2014, the Company will pay the partners 17.86% of the earned payment. In accordance with the agreement, the Company has agreed to pay these former limited partners the amount of $40,000 and a minimum earned payment of $3,572 per calendar quarter beginning on December 1, 1989. Such minimum earned payment is to be evidenced by a promissory note issued each quarter and payable when the Company is either reimbursed for expenses paid for the development of the medicine or from the first income received from the Company from net sales of the medicine. The quarterly payments are to be applied against the earned payment to be received by the limited partners. As of December 31, 1997 and 1998, the total liability accrued with respect to this agreement totaled $155,495 and $169,783, respectively. The Company will receive a credit against the earned payments of 50% of monies which are expended in connection with preparing, filing, obtaining, and maintaining patents involved with the sold rights.

   During November 1997, the Company began negotiating with an individual regarding compensation for research and development services provided since the inception of the Company. In exchange for these services, the Company agreed to issue an 8% note payable to the individual in the principal amount of $1,500,000 maturing December 31, 2000. In January 1998, the Company converted this obligation to 1,500,000 shares of its non-voting, non-cumulative redeemable 8% Series "A" preferred stock, at $1 per share, which was considered to be fair value of the services received by the Company (see Note 4). In addition, effective December 15, 1997, three stockholders of the Company agreed to transfer a portion of their common stock to provide the individual with approximately 5% of the outstanding common shares (see Note
   5).

   Development and Supply Agreements:

   On January 1, 1997, the Company entered into 10 year Development and Supply Agreements with Mallinckrodt, Inc. to develop all of the chemistry, manufacturing and controls to comply with the drug master file of the Food and Drug Administration as well as supply the bulk active product for marketing. In exchange for these services, Mallinckrodtl received exclusive rights as a supplier of the bulk active product to the Company in North America. For the first year ended December 31, 1997, the contract price of the ingredient was fixed based on the number of liters ordered by the Company. Subsequent to December 31, 1997, the cost per liter has been adjusted based on changes in the price of the components in the bulk active product.

   In addition, pursuant to the agreements, the Company has granted Mallinckrodt a right of first refusal to supply the Company's requirements of the bulk active product in all other parts of the world outside of North America.

                                 ENTROPIN, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 1997 and 1998


7. Commitments and contingencies (continued)

   License Agreement:

   In January 1998, the Company entered into an agreement with a director of the Company, whereby the Company granted the director a non-exclusive right to make, import and use the Company's product, Esterom(R), under the Company's licensed patents and to use the Company's confidential information to develop new products that contain the same active ingredients as Esterom(R), but are formulated differently. All rights to the improved products will remain the exclusive property of the Company and the director will receive a two percent royalty on the net sales of all improved products, and a negotiated royalty on new products. The expiration date of this agreement is January 1, 2003.

   Management agreement:

   During April 1998, the Company entered into an agreement with the Western Center for Clinical Studies, Inc. (WCCS), a company experienced in managing pharmaceutical development, including providing assistance in taking pharmaceutical products to the FDA and through the clinical trials and New Drug Application stages of development. The Company is required to pay management fees of $880,400 over the 33 month term of the agreement, and has granted stock options to WCCS to purchase 450,000 shares of Entropin common stock. The options have a term of five years from the grant date and an exercise price of $1.50. The options are exercisable in varying amounts on dates ranging from August 1998 to December 2000.

   The difference between the fair value of the options at date of grant and the exercise price, totaling approximately $1,950,000 using the Black-Scholes option - pricing model, has been recorded as additional paid-in capital and unearned stock compensation. The unearned stock compensation is being amortized to expense on a straight-line basis over the 33 month term of the agreement.

8. Financial instruments

   The  carrying  values  of  cash,  accounts  receivable-shareholder,  accounts
   payable  and  advances-shareholders   approximated  fair  value  due  to  the
   short-term maturities of these instruments.

   The Company believes that it is not practical to estimate a fair market value different from the carrying value of long-term debt. Long-term debt, excluding the deferred royalty agreement, was converted into redeemable preferred stock on January 15, 1998. Both the redeemable preferred stock and the deferred royalty agreement have numerous features unique to these securities and agreements as described in Notes 4 and 7.

                                 ENTROPIN, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 1997 and 1998


9. Subsequent events

   On January 11, 1999, the Company entered into a consulting agreement with a company to provide advisory services relating to the formulation, manufacturing and packaging of Esterom(R). Compensation for the consulting agreement is $2,000 per day with a minimum of one day per month which the services must be used. The term of the agreement is continuous until terminated by either party.

   On March 11, 1999, the Company signed an agreement with a company to provide consulting services concerning the introduction of the Company's business plan to the investment banking community. The term of the agreement is twelve months; however, the Company may terminate the agreement after six months. As compensation, the Company will pay a retainer of $3,000 per month and has issued an option to purchase 175,000 shares of the Company's common stock at an exercise price of $3.00 per share. The option provides certain registration rights to the holder, and is exercisable the earlier of January 1, 2000 or when the shares become registered. The exercise period is 5 years from the date the shares become freely tradeable. To the extent that the shares underlying the options are not registered within two years of grant date, the holders have the right to exercise the options on a cashless basis for a period of five years.

   On March 15, 1999, the Company signed a financial advisory agreement with a company experienced in raising investment capital. Pursuant to the agreement, the company is engaged to raise a total of $8 million in three traunches, the first $2 million on or about May 15, 1999, the next $4 million on or about August 15, 1999 and the remaining $2 million on or about November 15, 1999. The initial term of the agreement is eight months, commencing March 15, 1999 through November 15, 1999. The company will be paid a monthly retainer of $7,000 through the duration of the agreement. In addition, the company will also be granted a warrant to acquire 300,000 shares of the Company's common stock at an exercise price of $4.50 per share (fair market value at March 15, 1999). The warrant agreement provides certain registration rights, and will vest as follows; 100,000 shares on the date of the agreement, 100,000 shares when the Company has received $2 million in funding on or about May 15, 1999 and 100,000 shares when the Company has received $4 million in funding on or about August 31, 1999. The 200,000 shares vesting in May and August are subject to ratable reduction to the extent that any of the funding is not attributable to the company. The term of the warrant will be through March 15, 2004. The Company will also pay contingent fees of 8% of total financing, payable if financing is obtained.

   On March 22, 1999, the Company signed an agreement with a partnership to provide consulting services for financial community relations and debt funding. The agreement will be for a term of six months. As compensation, the Company has issued an option to the partnership to purchase 125,000 shares of the Company's common stock at an exercise price of $3.00 per share. The option provides certain registration rights to the partnership. The options are exercisable the earlier of January 1, 2000 or when the shares become registered. The exercise period is 5 years from the date the shares become freely tradeable. To the extent that the shares underlying the options are not registered within two years of grant date, the holders have the right to exercise the options on a cashless basis for a period of five years.

                                 ENTROPIN, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 1997 and 1998


9. Subsequent events (continued)

   On March 24, 1999, the Company received cash proceeds aggregating $200,000 pursuant to eight convertible note payable agreements with various unrelated individuals and entities. Each note is unsecured, bears interest at 10%, and is due the earlier of 90 days from the date of issue or upon the receipt by the Company of certain proceeds from a private offering of its securities. In the event of default, each note and the unpaid interest will be converted by the Company into one share of restricted common stock for each two dollars of principal and interest outstanding. Each note agreement also provides a warrant granting the holder the right to purchase three and one half restricted shares of the Company's common stock for each dollar of principal received by the Company, for an aggregate of 700,000 shares. The warrants have certain registration rights, an exercise price of $3.00 per share and are exercisable for five years from the date the shares become freely tradeable. To the extent that the shares underlying the warrants are not registered within two years of grant date, the holders have the right to exercise the warrants on a cashless basis for a period of five years.

                                 ENTROPIN, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEET

                    December 31, 1998 and September 30, 1999
                                  (Unaudited)

                                     ASSETS

                                                          1998         1999
                                                          ----         ----
Current assets:
   Cash and cash equivalents                             $445,333   $2,938,057
   Advances - related party                                     -       22,613
                                                         --------   ----------
     Total current assets                                 445,333    2,960,670

Property and equipment, at cost:
   Leasehold improvements                                  72,187       72,187
   Office furniture and equipment                          15,518       23,855
                                                         ---------   ---------

                                                           87,705       96,042

   Less accumulated depreciation                           (5,006)     (21,441)
                                                         --------    ---------

     Net property and equipment                            82,699       74,601

Other assets:
   Deposits                                                12,261       12,261
   Deferred stock offering costs (Note 4)                       -       42,175
   Patent costs, less accumulated amortization of
     $59,600 (1998) and $76,180 (1999)                    295,316      315,171
                                                         --------    ---------

      Total other assets                                  307,577      369,607
                                                         --------    ---------

                                                         $835,609   $3,404,878
                                                         ========   ==========

                             See accompanying notes.

                                 ENTROPIN, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEET

                    December 31, 1998 and September 30, 1999
                                  (Unaudited)

                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

                                                           1998         1999
                                                           ----         ----
Current liabilities:
   Accounts payable                                     $  59,141   $  222,228
   Advances - related party                                11,314       43,784
                                                        ---------   ----------
     Total current liabilities                             70,455      266,012

Deferred royalty agreement (Note 6)                       169,783      180,499

Commitments and contingencies (Note 6)

Series A redeemable preferred stock, $.001 par value,
  3,210,487 shares authorized, issued and outstanding
  (Note 3)                                              3,210,487    3,210,487

Series B redeemable convertible preferred stock, $.001
  par value, 400,000 shares authorized, 245,500 (1998)
  and 230,500 (1999) shares issued and outstanding
  (Note 3)                                              1,142,750    1,083,250

Stockholders' equity (deficit) (Note 4):
  Preferred stock, $.001 par value; 10,000,000 shares
    authorized, Series A and B reported above                   -            -
  Common stock, $.001 par value; 50,000,000 shares
    authorized, 6,000,051 (1998) and 7,372,547 (1999)
    shares issued and outstanding                           6,000        7,373
  Additional paid-in capital                            7,474,210   12,340,522
  Deficit accumulated during the development stage     (7,578,802) (11,269,851)
  Unearned stock compensation (Note 6)                 (3,659,274)  (2,413,414)
                                                       ----------  -----------
     Total stockholders' equity (deficit)              (3,757,866)  (1,335,370)
                                                       ----------   ----------

                                                       $  835,609  $ 3,404,878
                                                       ==========  ===========

                            See accompanying notes.

                                  ENTROPIN, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                            STATEMENT OF OPERATIONS
             For the Nine Months Ended September 30, 1998 and 1999
   and for the Period from August 27, 1984 (inception) to September 30, 1999
                                  (Unaudited)

                                                                   Cumulative
                                                                 amounts from
                                         1998          1999        inception
                                         ----          ----      ------------

Costs and expenses:
   Research and development (Note 4)    $  647,873    $1,086,795  $  5,940,368
   General and administrative (Note 4)     832,563     2,479,425     4,894,255
   Rent - related party                      8,320         3,600        15,914
   Depreciation and amortization            14,704        33,016       114,690
                                        ----------    ----------  -----------

     Operating loss                     (1,503,460)   (3,602,836)  (10,965,227)
                                        ----------    ----------  ------------

Other income (expense):
   Interest income                          17,763        36,199        60,937
   Interest expense                         (1,451)       (1,662)     (242,811)
                                        ----------    ----------  ------------

     Total other income (expense)           16,312        34,537      (181,874)
                                        ----------    ----------  ------------

Net loss (Note 2)                       (1,487,148)   (3,568,299)  (11,147,101)

Accrued dividends applicable to Series
   B preferred stock (Note 3)              (25,573)      (90,189)     (146,449)
                                       -----------    ----------  ------------

Net loss applicable to common
   shareholders                        $(1,512,721)  $(3,658,488) $(11,293,550)
                                       ===========   ===========  ============

Basic and diluted net loss per common
   share                               $      (.25)  $      (.55) $      (2.12)
                                       ===========   ===========  ============

Weighted average common shares
   outstanding, basic and diluted
   (Note 5)                              5,957,000     6,617,000     5,338,000
                                       ===========   ===========  ============

                            See accompanying notes.

                                ENTROPIN, INC.
                          (A DEVELOPMENT STAGE COMPANY)

             STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

                  For the Nine Months Ended September 30, 1999
                                  (Unaudited)
                                                                                               Deficit
                                                                                             accumulated
                                                                                 Additional   during the    Unearned
                                                            Common stock          paid-in    development     stock
                                                          Shares      Amount      capital       stage     compensation
                                                          ------      ------     ----------  -----------  ------------

Balance, December 31, 1998                               6,000,051    $6,000    $ 7,474,210  $(7,578,802) $(3,659,274)

   Unearned stock compensation pursuant to issuance
     of common stock options (Note 4)                            -         -      1,218,000            -   (1,218,000)

   Amortization of unearned stock compensation (Note 4)          -         -       (196,500)           -    2,463,860

   Issuance of common stock pursuant to private
     placements (Note 4)                                 1,208,700     1,209      3,366,121            -            -

   Conversion of promissory notes to common stock
     (Note 4)                                              100,831       101        201,561            -            -

   Shares issued from exercise of options (Note 4)          20,000        20         79,980            -            -

   Shares issued for services (Note 4)                       3,415         3         14,940            -            -

   Conversion of Series B preferred stock to common
     stock (Note 3)                                         15,000        15         74,985            -            -

   Shares issued for Series B preferred stock dividend
     (Note 3)                                               24,550        25        122,725     (122,750)           -

   Accretion to mandatory redemption amount for Series
     B preferred stock (Note 3)                                  -         -        (15,500)           -            -

   Net loss for the nine months ended September 30, 1999         -         -              -   (3,568,299)           -
                                                         ---------    ------    ----------- ------------  -----------

Balance, September 30, 1999                              7,372,547    $7,373    $12,340,522 $(11,269,851) $(2,413,414)
                                                         =========    ======    =========== ============  ===========


                            See accompanying notes.

                                 ENTROPIN, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                            STATEMENT OF CASH FLOWS

             For the Nine Months Ended September 30, 1998 and 1999
   and for the Period from August 27, 1984 (inception) to September 30, 1999
                                  (Unaudited)


                                                                    Cumulative
                                                                   amounts from
                                              1998        1999      inception
                                              ----        ----     ------------
Cash flows from operating activities:
   Net loss                              $(1,487,148) $(3,568,299) $(11,147,101)
   Adjustments to reconcile net loss to
    net cash used in operating activities:
      Depreciation and amortization           14,704      33,016       114,690
      IBC partner royalty agreement           10,715      10,716       180,499
      Services contributed in exchange
        for stock or stock options           429,546   2,282,303     4,730,029
      Services contributed in exchange for
        compensation agreements                    -           -     2,231,678
      Increase (decrease) in advances -
        related party                          5,000       9,857        21,171
      Increase (decrease) in accounts
        payable                             (291,258)    163,087       222,228
      Increase in accrued interest                 -           -       169,139
      Other                                        -       1,661         1,792
                                         -----------   ---------  ------------

      Total adjustments                      168,707   2,500,640     7,671,226
                                         -----------  ----------  ------------

      Net cash used in operations         (1,318,441) (1,067,659)   (3,475,875)

Cash flows from investing activities:
   Purchase of property and equipment         (4,227)     (8,337)     (113,249)
   Patent costs                              (30,449)    (36,435)     (391,351)
   Deposits                                  (12,260)          -       (12,261)
                                         -----------  ----------  ------------

      Net cash used in investing
          activities                         (46,936)    (44,772)     (516,861)

Cash flows from financing activities:
   Proceeds from recapitalization            220,100           -       220,100
   Deferred stock offering costs              10,746     (42,175)      (42,175)
   Proceeds from sale of common stock, net   798,110   3,367,330     4,520,440
   Proceeds from exercise of stock options         -      80,000        80,000
   Proceeds from sale of preferred stock   1,142,750           -     1,142,750
   Proceeds from stockholder loans                 -           -       809,678
   Repayments of stockholder advances        (98,873)          -             -
   Proceeds from convertible notes payable         -     200,000       200,000
                                         -----------  ----------  ------------

      Net cash provided by financing
          activities                       2,072,833   3,605,155     6,930,793
                                         -----------  ----------  ------------

Net increase in cash                         707,456   2,492,724     2,938,057

Cash and cash equivalents at beginning of
     period                                      291     445,333             -
                                         -----------  ----------  ------------

Cash and cash equivalents at end of
     period                              $   707,747  $2,938,057  $  2,938,057
                                         ===========  ==========  ============

                         (Continued on following page)
                            See accompanying notes.

                                 ENTROPIN, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                             STATEMENT OF CASH FLOWS

              For the Nine Months Ended September 30, 1998 and 1999
    and for the Period from August 27, 1984 (inception) to September 30, 1999
                                   (Unaudited)

                         (Continued from preceding page)

Supplemental disclosure of non-cash investing and financing activities:

   During the nine months ended September 30, 1999, the Company converted notes payable agreements with outstanding principal and interest balances totaling $201,662 into 100,831 shares of common stock.

   During the nine months ended September 30, 1999, the Company issued 3,415 shares of common stock for services totaling $14,943.

   In July 1999, the Company issued 24,550 shares of common stock valued at $5.00 per share as payment of accrued dividends on Series B preferred stock.




                             See accompanying notes.
                                      F-28

                                 ENTROPIN, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                     NOTES TO UNAUDITED FINANCIAL STATEMENTS

                               September 30, 1999




The accompanying financial statements of the Company have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB. Certain notes and other information have been condensed or omitted from the interim financial statements presented in this report. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, the financial statements reflect all adjustments considered necessary for a fair presentation. The results of operations for the nine months ended September 30, 1999 are not necessarily indicative of the results to be expected for the full year. For further information, refer to the financial statements and footnotes thereto included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1998 as filed with the Securities and Exchange Commission.

1. Organization and summary of significant accounting policies

   Organization:

   Entropin, Inc., was organized as a California corporation in August 1984, to be a pharmaceutical research company developing Esterom(R) solution, a topically applied compound for the treatment of impaired range of motion associated with acute lower back sprain and acute painful shoulder. The Company is considered to be a development stage enterprise as more fully defined in Statement No. 7 of the Financial Accounting Standards Board. Activities from inception include research and development, seeking the U.S. Food and Drug Administration (FDA) approval for Esterom(R) solution, as well as fund raising.

   On January 15, 1998, the Company consummated an agreement and plan of merger with Vanden Capital Group, Inc. a Colorado corporation, (Vanden), in which Vanden acquired all of the issued and outstanding common shares of the Company (see Note 4). The Company was merged into Vanden, and Vanden changed its name to Entropin, Inc. For accounting purposes, the acquisition has been treated as a recapitalization of the Company, based upon historical cost, and a reverse acquisition with the Company as the acquirer.

   Basis of presentation and management's plans:

   The Company's financial statements have been presented on a going concern basis which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company is in the development stage and has been primarily involved in research and development activities. This has resulted in significant losses and an accumulated deficit at September 30, 1999 of $11,269,851. The Company's continued existence is dependent on its ability to obtain the additional funding necessary to complete the FDA approval process for Esterom(R) solution and market the product.

                                 ENTROPIN, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                     NOTES TO UNAUDITED FINANCIAL STATEMENTS

                                 September 30, 1999




1. Organization and summary of significant accounting policies (continued)

   As described in Note 4, the Company has successfully completed a private placement and a recapitalization of the Company. The Company also sold private offerings of 245,500 shares of Series B convertible preferred stock for gross proceeds of $1,227,500 (Note 3), $200,000 of convertible notes payable, and 1,208,700 shares of common stock for gross proceeds of $3,839,800 (Note 4), which offerings provide liquidity to the Company for current operations. However, the Company estimates it will require additional funding of up to $9,000,000 to successfully complete the FDA approval process. The financial statements do not include any adjustment relating to the recoverability and classification of recorded asset amounts or the amount and classification of liabilities or other adjustments that might be necessary should the Company be unable to continue as a going concern in its present form.

   Use of estimates:

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Income Taxes:

   The Company provides for income taxes utilizing the liability approach under which deferred income taxes are provided based upon enacted tax laws and rates applicable to the periods in which the taxes become payable.

   Property and equipment:

   Office furniture and equipment is recorded at cost. Depreciation commences as items are placed in service and is computed on a straight-line method over their estimated useful lives of three years.

   Leasehold improvements are recorded at cost and amortized over the five-year term of the lease.

   Patents:

   Patents are stated at cost less accumulated amortization which is calculated on a straight-line basis over the useful lives of the assets, estimated by management to average 16 years. Research and development costs and any costs associated with internally developed patents (with the exception of legal costs) are expensed in the year incurred.

                                 ENTROPIN, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                     NOTES TO UNAUDITED FINANCIAL STATEMENTS

                               September 30, 1999




1. Organization and summary of significant accounting policies (continued)

   Esterom(R) solution is protected by a U.S. Composition Patent granted December 27, 1994 which includes safeguarding the discovery of three new molecules. The Company's patents include the following: Patent #5,763,456 granted June 9, 1998 with the Company as Assignee; Patent #5,663,345 granted September 2, 1997 with the Company as Assignee; Patent #5,559,123 granted
   September 24, 1996 with the Company as Assignee;  Patent  #5,525,613  granted
   June 11, 1996 with the Company as Assignee; and Patent #5,376,667 granted December 27, 1994 with the Company as Assignee. In addition, Dr. Lowell M. Somers obtained the following initial patents which he subsequently assigned to the Company in September 1992: #4,512,996 granted April 1985; patent #4,469,700 granted September 1984; and Patent #4,556,663 granted December 1985. Although the Company has obtained approval of Patent Application #5,556,663, the Patent has not yet been issued.

   Impairment of long-lived assets:

   The Company  evaluates  the  potential  impairment  of  long-lived  assets in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of". The Company annually reviews the amount of recorded long-lived assets for impairment. If the sum of the expected cash flows from these assets is less than the carrying amount, the Company will recognize an impairment loss in such period.

   Cash equivalents:

   For the purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

   Deferred stock offering costs:

   Deferred stock offering costs represent costs incurred to September 30, 1999, in connection with the proposed offering of common stock (see Note 4). In the event that such offering is successful, costs incurred as of September 30, 1999, and additional costs incurred subsequent to the date will be charged against the proceeds of the offering; if the offering is not successful, the costs will be charged to operations.

   Concentrations of credit risk:

   Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents. The Company places its cash with high quality financial institutions. At times during the periods, the balances at financial institutions may exceed FDIC limits.

                                 ENTROPIN, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                     NOTES TO UNAUDITED FINANCIAL STATEMENTS

                               September 30, 1999




1. Organization and summary of significant accounting policies (continued)

   Stock-based compensation:

   The Company has adopted Statement of Financial Accounting
   Standards No. 123, Accounting for Stock-Based Compensation.
   Compensation costs for stock options is measured as the excess, if any, of the fair value of the options at date of grant over the exercise price.

2. Income taxes

   The consummation of the stock exchange with Vanden and the issuance of preferred stock in January 1998 (see Note 4), resulted in a change in the Company's tax status from an S corporation to a taxable corporation. The effect of the change is to provide for income tax based upon reported results of operations, and to provide deferred tax assets and liabilities on temporary differences between reported earnings and taxable income.

   At September 30, 1999, the Company has net operating loss carryforwards of approximately $2,869,000 and future tax deductions of $6,268,000 which may be used to offset future taxable income. The future tax deductions result from utilizing the cash basis for income tax reporting purposes and unearned stock compensation. The difference between the tax loss carryforwards and future tax deductions and the cumulative losses from inception result from the losses previously incurred by the S corporation. The net operating loss carryforwards expire in 2018, 2019 and 2020. Approximately $250,000 of the net operating loss carryforward is limited as to the amount which may be used in any one year. At September 30, 1999, total deferred tax assets and valuation allowance are as follows:

       Deferred tax assets resulting from:
       Net operating loss carryforwards    $ 1,004,000
       Accrual to cash adjustments             875,000
       Unearned stock compensation           1,319,000
                                           -----------

        Total                                3,198,000

        Less valuation allowance            (3,198,000)
                                           -----------

                                           $         -
                                           ===========

   A 100% valuation allowance has been established against the deferred tax assets, as utilization of the loss carryforwards and realization of other deferred tax assets cannot be reasonably assured.

                                 ENTROPIN, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                     NOTES TO UNAUDITED FINANCIAL STATEMENTS

                               September 30, 1999




3. Redeemable preferred stock

   In December 1997, the Board of Directors approved an amendment to the Articles of Incorporation to authorize 10,000,000 shares of $.001 par value preferred stock. On January 15, 1998, the Company issued 3,210,487 shares of its Series A redeemable, non-voting, non-cumulative 8% preferred stock in exchange for an aggregate $1,710,487 of notes payable to shareholders and accrued interest, and a $1,500,000 compensation agreement. The annual 8% dividend is based upon a $1.00 per share value, and is only payable out of earnings.

   The Series A preferred stock is subject to mandatory redemption. The funds available for redemption will be equal to more than 20% but less than 50% of annual earnings, as determined annually by the Board of Directors, but not exceeding cash flow from operations and will automatically cancel on January 16, 2005, if not fully redeemed. The Company may voluntarily redeem outstanding shares of preferred stock at $1 per share.

   In July 1998, the Company completed a private placement of 245,500 shares of Series B preferred stock at $5.00 per share, for total net proceeds of $1,142,750. The Series B preferred stock is designated as redeemable 10% cumulative non-voting convertible preferred stock with $.001 par value. The shares are convertible on a one for one basis into common stock. The dividends will accrue at the rate of $.50 per share per annum and will be paid annually commencing July 15, 1999. At the Company's election, annual dividends were paid in shares of the Company's common stock valued at $5.00 per share at July 15, 1999. Dividends are added to net loss in determining net loss per common share. 15,000 Series B preferred shares have been converted as of September 30, 1999. All unconverted shares will be redeemed on or before July 15, 2003.

4. Stockholders' equity

   Recapitalization:

   On December 9, 1997, the Company entered into an agreement and plan of merger with Vanden to exchange all of the issued and outstanding common shares of the Company, in exchange for 5,220,000 shares of Vanden's $.001 par value common stock, in a reverse acquisition.

                                 ENTROPIN, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                     NOTES TO UNAUDITED FINANCIAL STATEMENTS

                               September 30, 1999




4. Stockholders' equity (continued)

   Pursuant to the agreement, Vanden agreed to have cash of $220,000 and no unpaid liabilities at the effective date of the transaction. The exchange was consummated on January 15, 1998. In connection with the recapitalization, the Company issued options to purchase 180,001 shares of its $.001 par value common stock for cash of $100 and options to purchase an additional 180,001 shares of common stock for $2.80 per share, as required by a management advisory services contract as compensation for arranging a merger or acquisition acceptable to the Company. The difference between the fair value of the stock, estimated by the Company to be $2.75 per share, and the purchase price for the initial 180,001 shares was treated as additional cost of the merger and charged to capital, consistent with accounting for the reverse acquisition as a recapitalization. The net effect of this transaction was to record an increase and related decrease to additional paid-in capital of $495,000. The remaining options to acquire 180,001 shares are exercisable for a five-year period.

   Private placements:

   In April 1999, the Company completed a private placement of 497,500 shares of its $.001 par value common stock at $2.00 per share for gross proceeds of $995,000.

   In June 1999, the Company sold 304,750 shares of common stock at $4.00 for gross proceeds of $1,219,000 in a private placement.

   In September 1999, the Company sold 406,450 shares of common stock at $4.00 for gross proceeds of $1,625,800 in a private placement.

   Proposed public offering:

   In June 1999, the Company entered into a letter of intent with an underwriter to conduct a public offering of shares of common stock with gross proceeds of approximately $7,500,000 to $9,000,000. The per share price will be determined by mutual agreement between the Company and underwriter.

                                 ENTROPIN, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                     NOTES TO UNAUDITED FINANCIAL STATEMENTS

                               September 30, 1999




4. Stockholders' equity (continued)

   Other issuances of common stock:

   On March 24, 1999, the Company received cash proceeds aggregating $200,000 pursuant to eight 10% convertible note payable agreements with various unrelated individuals and entities. Each note was unsecured, and due the earlier of 90 days from the date of issue or upon the receipt by the Company of certain proceeds from a private offering of its securities. Each note agreement also provided a warrant granting the holder the right to purchase three and one half restricted shares of the Company's common stock for each dollar of principal received by the Company, for an aggregate of 700,000 shares. The warrants have certain registration rights, an exercise price of $3.00 per share and are exercisable for five years from the date the shares become freely tradable. To the extent that the shares underlying the warrants are not registered within two years of grant date, the holders have the right to exercise the warrants on a cashless basis for a period of five years. On April 20, 1999, The Company amended its 10% convertible promissory note agreements to allow the note holders to convert their promissory notes to shares of common stock at $2.00 per share. Upon issuing the amendment, all note holders converted their promissory notes, including accrued interest, to common stock resulting in new issuances of common stock totaling 100,831 shares. None of the proceeds received upon issuance of the notes payable were allocated to the warrants. The net effect of allocating proceeds to the warrants would be an increase and corresponding equal decrease in additional paid-in capital.

   Stock options and warrants:

   On August 4, 1998, the Company granted to each director options to purchase up to 60,000 shares of the Company's common stock (300,000 shares in the aggregate), exercisable for ten years at $3.00 per share. Options to purchase 20,000 shares each were fully vested February 1999, and the remaining 40,000 vest on a pro rata basis monthly through February 2001. Should any of the directors cease to serve on the board of directors, all non-vested options shall be forfeited. During June 1999, options to purchase 35,000 shares were canceled.

   On September 11, 1998, the board of directors approved a compensation plan for three officers and directors, to serve on a management team, which included stock options aggregating 295,000 shares, exercisable for five years at $4.00 per share. Options to purchase 125,000 shares were fully vested in December 1998 and January 1999, and the remaining 170,000 vested on a pro rata basis monthly through June 30, 1999.

                                  ENTROPIN, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                     NOTES TO UNAUDITED FINANCIAL STATEMENTS

                               September 30, 1999




4. Stockholders' equity (continued)

   In October 1998, the Company provided a 100,000 share stock option agreement to an organization, with whom the Company entered into a one year consulting agreement. The consultant provides investor relations and development services, and receives compensation of $5,000 per month. The options are exercisable at $4.00 per share and vest 50,000 shares as of the date of the agreement, 25,000 shares on March 31, 1999 and 25,000 shares on June 30, 1999. During May and August 1999, the organization exercised options for a total of 20,000 shares of common stock. On July 17, 1999, the Company also agreed to provide the organization with an additional cash payment of $10,000, a warrant to purchase up to an additional 23,500 shares of the Company's common stock, as well as a finder's fee for all funds received by the Company related to fund raising activities attributable to the organization. The warrant is exercisable for five years at $4.00 per share.

   On December 15, 1998, the board of directors approved a resolution whereby the Company granted to a company and an individual two stock options to purchase up to 17,500 shares of the Company's common stock (35,000 shares in the aggregate) in exchange for services the Company received during 1998. The options are exercisable at $4.00 per share for a period of five years and are fully vested as of the date of the resolution.

   On March 11, 1999, the Company provided a 175,000 share stock option agreement to an organization with whom the Company entered a one year consulting agreement. The Company may terminate the agreement after six months. The organization will provide investment community relations services, and will receive compensation of $3,000 per month. The option is exercisable at $3.00 per share. The option provides certain registration rights to the holder, and is exercisable the earlier of January 1, 2000 or when the shares become registered. The exercise period is five years from the date the shares become freely tradable. To the extent that the shares underlying the options are not registered within two years of grant date, the holders have the right to exercise the options on a cashless basis for a period of five years.

   On March 15, 1999, the Company provided a 300,000 share stock warrant agreement to an organization, with whom the Company entered into an eight month consulting agreement. The organization was also to be paid a retainer of $7,000 per month. The organization was engaged to raise capital aggregating $8 million and provide financial advisory services. The warrants were exercisable at $4.50 per share. On July 26, 1999, the Company terminated this consulting agreement. As final settlement of this agreement, the organization will receive $64,084 for fees and expenses earned in conjunction with fund raising and a warrant to purchase 50,000 shares of the Company's common stock, exercisable for five years at $4.00 per share. The previous warrants to purchase 300,000 shares of the Company's common stock were canceled.

                                   ENTROPIN, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                     NOTES TO UNAUDITED FINANCIAL STATEMENTS

                               September 30, 1999




4. Stockholders' equity (continued)

   On March 22, 1999, the Company provided a 125,000 share stock option agreement to a partnership, with whom the Company entered into a six month consulting agreement. The partnership will provide financial community relations and debt funding services. The options are exercisable at $3.00 per share. The options provide certain registration rights to the holder, and are exercisable the earlier of January 1, 2000 or when the shares become registered. The exercise period is five years from the date the shares become freely tradable. To the extent that the shares underlying the options are not registered within two years of grant date, the holders have the right to exercise the options on a cashless basis for a period of five years.

   On March 31, 1999, the Company provided a 300,000 share stock warrant agreement to an organization, with whom the Company entered into an eight month consulting agreement. The organization was engaged to raise capital aggregating $8 million and provide financial advisory services. The warrants are exercisable at $3.00 per share, provide certain registration rights, and vest 100,000 shares as of the date of the agreement, and the remaining 200,000 shares vest in May and August subject to certain funding requirements. The 200,000 shares are subject to ratable reductions to the extent that any of the funding is not attributable to the organization. The term of the warrant will be through March 22, 2004. As of September 30, 1999, the Company has not received any funding attributable to the organization and warrants to purchase 200,000 shares have been canceled. The remaining warrants to purchase 100,000 shares are in dispute.

   In June 1999, the Company provided a 60,000 share stock option agreement to an individual providing intellectual property assistance and advice related to the Company's technology and products. The options are exercisable at $5.00 per share for five years. Options to purchase 20,000 shares vest on May 1, 2000, with the remaining shares vesting ratably monthly through May 1, 2002.

   In June 1999, the Company provided a 20,000 share stock option agreement to an officer in exchange for services rendered to the Company. The options are exercisable at $4.00 per share for five years. The options vest ratably over a 12 month period from date of grant.

   In June and July 1999, the Company provided 120,000 share stock option agreements to an organization providing financial consulting services. The options are exercisable at $3.00 to $4.00 per share and vest 25,400 shares as of June 30, 1999, 20,000 shares at August 5, 1999, with the remaining shares vesting ratably through February 1, 2001.

   In August and September 1999, the Company provided its management team stock options to purchase an aggregate of 355,000 shares of common stock. The options are exercisable at $4.00 per share, and vest 240,000 at date of issue and the remaining 115,000 shares over a 12-month period.

                                 ENTROPIN, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                     NOTES TO UNAUDITED FINANCIAL STATEMENTS

                               September 30, 1999




4. Stockholders' equity (continued)

   In September 1999, the Company provided a 101,680 share stock warrant agreement to an organization providing assistance in the June and September 1999 private placements of common stock. The options are exercisable at $4.00 per share for five years and are fully vested.

   The following is a summary of stock option and warrant activity:

                                     Option/      Weighted
                                     warrant      average
                                    price per    exercised     Number
                                      share        price      of shares
                                      -----        -----      ---------

   Balance December 31, 1998    $1.50 to $4.00     $2.79       1,360,001
   Granted                      $3.00 to $5.00     $3.42       2,331,180
   Cancelations                      $3.00         $3.00        (535,000)
   Exercised                         $4.00         $4.00         (20,000)
                                --------------     -----       ---------

   Balance September 30, 1999   $1.50 to $5.00     $3.15       3,136,181
                                                               =========



   The following is additional information with respect to those options and warrants outstanding at September 30, 1999:

                                     Weighted
                                     average
                                    remaining
                                   contractual                 Number
   Option/warrant price per share  life in years              of shares
   ------------------------------  -------------              ---------
                $1.50                  5.9                       450,000
                $2.80                  3.3                       180,001
                $3.00                  5.4                     1,425,000
                $4.00                  4.4                       971,180
                $5.00                  4.7                       110,000
                                                               ---------

                                                               3,136,181
                                                               =========

                                 ENTROPIN, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                     NOTES TO UNAUDITED FINANCIAL STATEMENTS

                               September 30, 1999




4. Stockholders' equity (continued)

   Unearned stock compensation:

   At September 30, 1999, the Company had outstanding an aggregate of 3,136,181 options and warrants of which 1,070,000 were at purchase prices lower than fair value of the stock at date of grant, including the stock options and warrants disclosed above and the 450,000 granted to the Western Center for Clinical Studies, Inc. (see Note 6). The excess of the fair value of the options and warrants, using the Black-Scholes option pricing model, over the exercise price has been recorded as additional paid-in capital and unearned stock compensation. Unearned compensation is being amortized to research and development and general and administrative expense over the term of the related agreements, as follows:

                                                             Nine months ended
                                                               September 30,
                                                             1998       1999
                                                             ----       ----

   Research and development                              $ 265,910    $ 531,918
   General and administrative                              163,636    1,735,442
                                                         ---------    ---------

                                                         $ 429,546  $ 2,267,360
                                                         =========  ===========


5. Basic  and diluted net loss per share

   Basic net loss per share is based on the weighted average number of shares outstanding during the periods. Shares issued for nominal consideration are considered outstanding since inception. Diluted loss per share excludes dilution from common stock equivalents, as exercise of the outstanding stock options and warrants would have an anti-dilutive effect. The 10% cumulative dividends on Series B preferred stock have been accrued and added to net loss for the purpose of determining net loss and net loss per share applicable to common shareholders.

                                 ENTROPIN, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                     NOTES TO UNAUDITED FINANCIAL STATEMENTS

                               September 30, 1999




6. Commitments and contingencies

   Compensation agreements:

   In 1993, the Company entered into a 30 year compensation agreement with I.B.C. limited partners owning 64.28% of the I.B.C. Limited Partnership. The participated in the early development of Estrom(R)solution (the medicine) and owned the patent rights to three patents and all intellectual property rights. Under the terms of the Agreement, the Company acquired all of the patent and intellectual property rights in exchange for certain compensation to the limited partners, which is dependent upon the Company's receipt of a marketing partner's technological access fee and royalty payments. The limited partnership was subsequently dissolved. Compensation under the agreement includes a bonus payment of $96,420 to be paid at the time the
   Company is reimbursed by a drug company for past expenses paid for development of the medicine, as well as 64.28% of a decreasing payment rate (3% to 1%) on cumulative annual royalties received by the Company. As of September 30, 1999, no liabilities have been accrued with respect to this agreement.

   In a separate agreement with certain former I.B.C. limited partners, the Company has agreed to pay the partners 35.72% of a decreasing earned payment (3% to 1% on cumulative annual sales of products by the Company) until October 10, 2004. From October 10, 2004 until October 10, 2014, the Company will pay the partners 17.86% of the earned payment. In accordance with the agreement, the Company has agreed to pay these former limited partners the amount of $40,000 and a minimum earned payment of $3,572 per calendar quarter beginning on December 1, 1989. Such minimum earned payment is payable when the Company is either reimbursed for expenses paid for the development of the medicine or from the first income received from the Company from net sales of the medicine. The quarterly payments are to be applied against the earned payment to be received by the limited partners. As of September 30, 1999, the total liability accrued with respect to this agreement totaled $180,499. The Company will receive a credit against the earned payments of 50% of monies which are expended in connection with preparing, filing, obtaining, and maintaining patents involved with the sold rights.

   Development and Supply Agreements:

   On January 1, 1997, the Company entered into 10 year Development and Supply Agreements with Mallinckrodt, Inc. to develop all of the chemistry, manufacturing and controls to comply with the drug master file of the Food and Drug Administration as well as supply the bulk active product for marketing. In exchange for these services, Mallinckrodt received exclusive rights as a supplier of the bulk active product to the Company in North America. Subsequent to December 31, 1997, the price of the ingredient is based on the price of the components in the bulk active product.

                                 ENTROPIN, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                     NOTES TO UNAUDITED FINANCIAL STATEMENTS

                               September 30, 1999




6. Commitments and contingencies (continued)

   In addition, pursuant to the agreements, the Company has granted Mallinckrodt a right of first refusal to supply the Company's requirements of the bulk active product in all other parts of the world outside of North America.

   License Agreement:

   In January 1998, the Company entered into an agreement with a director of the Company, whereby the Company granted the director a non-exclusive right to make, import and use the Company's product, Esterom(R) solution, under the Company's licensed patents and to use the Company's confidential information to develop new products that contain the same active ingredients as Esterom(R) solution, but are formulated differently. All rights to the improved products will remain the exclusive property of the Company and the director will receive a two percent royalty on the net sales of all improved products, and a negotiated royalty on new products. The expiration date of this agreement is January 1, 2003.

   Management agreements:

   During April 1998, the Company entered into an agreement with the Western Center for Clinical Studies, Inc. (WCCS), to provide assistance in taking Esterom(R) solution through the clinical trials and New Drug Application(NDA) approval. The agreement was subsequently amended on July 21, 1999. The Company is required to pay management fees of $880,400 through January 5, 2001 and $76,400 per quarter commencing January 2001 and continuing until NDA submission. The Company also has granted stock options to WCCS to purchase 450,000 shares of Entropin common stock at $1.50 per share. The options will expire five years from the date they become exercisable. The shares underlying the options are also provided with certain registration rights.

   The difference between the fair value of the options at date of grant and the exercise price, totaling approximately $1,950,000 using the Black-Scholes option - pricing model, has been recorded as additional paid-in capital and unearned stock compensation. The unearned stock compensation is being amortized to expense on a straight-line basis over the initial 33 month term of the agreement.

   In August 1999, the Company entered into an agreement with Therapeutic Management, Inc. to provide clinical trial management services and monitor all aspects of Estrom's Phase III clinical studies. The Company will pay Therapeutic Management in periodic installments over a twelve-month period, estimated costs aggregating $219,000 plus expenses based upon completion of certain project goals.

                                 ENTROPIN, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                     NOTES TO UNAUDITED FINANCIAL STATEMENTS

                               September 30, 1999




7. Financial instruments

   The carrying values of cash and cash equivalents, advances-related party and accounts payable approximated fair value due to the short-term maturities of these instruments.

   The Company believes that it is not practical to estimate a fair market value different from the carrying value of long-term debt. Long-term debt, excluding the deferred royalty agreement, was converted into redeemable preferred stock on January 15, 1998. Both the redeemable preferred stock and the deferred royalty agreement have numerous features unique to these securities and agreements as described in Notes 3 and 6.

                      ENTROPIN, INC.    [logo]



                   2,000,000 Shares of Common Stock


                                  and


           2,000,000 Redeemable Common Stock Purchase Warrants



                               ----------

                               PROSPECTUS

                               ----------






                      NEIDIGER, TUCKER, BRUNER, INC.





                                      , 2000